Exhibit 3.1

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

EIGHTH AMENDED AND RESTATED MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

Missfresh Limited

(adopted by a special resolution passed on February 9, 2021, with effect from February 9, 2021)

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

EIGHTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

Missfresh Limited

(adopted by a special resolution passed on February 9, 2021, with effect from February 9, 2021)

1.	The name of the Company is Missfresh Limited.

2.

The Registered Office of the Company shall be at the offices of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite#5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (as amended) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

5.

The authorized share capital of the Company is US$200,000 divided into (i) 75,555,520 Class A Ordinary Shares of par value US$0.0001 each, (ii) 1,361,202,455 Class B Ordinary Shares of par value US$0.0001 each (together with the Class A Ordinary Shares, the “Ordinary Shares”), (iii) 52,214,240 authorized Series A Preferred Shares of par value US$0.0001 each designated as 18,888,880 Series A1 Shares, 11,111,120 Series A2 Shares and 22,214,240 Series A3 Shares, (iv) 54,832,480 authorized Series B Preferred Shares of par value US$0.0001 each designated as 15,719,200 Series B1 Shares and 39,113,280 Series B2 Shares, (v) 138,743,200 authorized Series C Preferred Shares of par value US$0.0001 each, (vi) 23,770,041 authorized Series D1 Preferred Shares of par value US$0.0001 each, (vii) 99,860,054 authorized Series E Preferred Shares of par value US$0.0001 each, (viii) 25,195,606 authorized Series E1 Preferred Shares, and (ix) 168,626,404 authorized Series F Preferred Shares (collectively with the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D1 Preferred Shares, Series E Preferred Shares and Series E1 Preferred Shares, the “Preferred Shares”).

6.

If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Act (as amended) and, subject to the provisions of the Companies Act (as amended) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

EIGHTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

Missfresh Limited

(adopted by a special resolution passed on February 9, 2021, with effect from February 9, 2021)

INTERPRETATION

1.	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of a holder of Preferred Shares, the term “Affiliate” also includes (v) any shareholder of such holder, (w) any of such holder’s general partners or limited partners, (x) the fund manager managing such holder (and general partners, limited partners and officers thereof) and other funds managed by such fund manager, and (y) trusts Controlled by or for the benefit of any such Person referred to in (v), (w) or (x).

“Approved Sale”	shall have the meaning set forth in Article 120.

“Applicable Series F Closing
Date”	means (i) the Series F1 Closing Date, with respect to the holder of Series F Preferred Shares which subscribed and acquired Series F Preferred Shares from the Company on such date, (ii) the Series F2 Closing Date, with respect to the holder of Series F Preferred Shares which subscribed and acquired Series F Preferred Shares from the Company on such date, (iii) the Series F3 Closing Date, with respect to the holder of Series F Preferred Shares which subscribed and acquired Series F Preferred Shares from the Company on such date, (iv) the Series F4 Closing Date, with respect to the holder of Series F Preferred Shares which subscribed and acquired Series F Preferred Shares from the Company on such date, and (v) other closing date when any other holder of Series F Preferred Shares subscribed and acquired Series F Preferred Shares from the Company.

“Articles”	means these articles of association of the Company as originally formed or as from time to time altered by Special Resolution.

“As-Converted Basis”	means assuming (i) conversion of all outstanding Preferred Shares into Class B Ordinary Shares, and (ii) conversion of all outstanding Class A Ordinary Shares into Class B Ordinary Shares.

“Associate”	means, with respect to any Person, (1) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of Equity Securities of such corporation or organization, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, or (3) the parents, children, spouse, siblings, grandparents or grandchildren of such Person, in the case of a natural Person.

“Auditor”	means the Person for the time being performing the duties of auditor of the Company (if any).

“Automatic Conversion”	shall have the meaning set forth in Article 8.3(C) hereof.

“Board” or “Board of Directors”	means the board of directors of the Company.

“Budget and Business Plan”	means the annual budget and business plan of the Company prepared by the management and approved by a simple majority of the Board prior to the beginning of each financial year.

“Business Day”	means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, the Hong Kong Special Administrative Region, the United States or the Cayman Islands.

“Charter Documents”	means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“CICC”	means collectively, CICC Gongying Qijiang (Shanghai) Science and Technology Equity Investment Fund Partnership (Limited Partnership) (中金共赢启江(上海)科创股权投资基金合伙企业(有限合伙)) and Qilu (Xiamen) Equity Investment Partnership (Limited Partnership) (启鹭(厦门)股权投资合伙企业(有限合伙)).

“Class A Ordinary Shares”	means the Company’s class A ordinary shares, par value US$0.0001 per share.

“Class B Ordinary Shares”	means the Company’s class B ordinary shares, par value US$0.0001 per share.

“Closing”	shall have the meaning set forth in the Purchase Agreement.

“Company”	means Missfresh Limited, a company incorporated under the laws of the Cayman Islands.

“Control”	of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Price”	means, with respect to the Series A Preferred Shares, the Series A Conversion Price, with respect to the Series B Preferred Shares, the Series B Conversion Price, with respect to the Series C Preferred Shares, the Series C Conversion Price, with respect to the Series D1 Preferred Shares, the Series D1 Conversion Price, with respect to the Series E Preferred Shares, the Series E Conversion Price, with respect to the Series E1 Preferred Shares, the Series E1 Conversion Price, and with respect to the Series F Preferred Shares, the Series F Conversion Price.

“Conversion Shares”	means Class B Ordinary Shares issuable upon conversion of any Preferred Shares.

“Convertible Securities”	shall have the meaning set forth in Article 8.3(E)(4)(a)(ii) hereof.

“Deemed Liquidation Event”	means any of the following events:

(1) any consolidation, amalgamation, scheme of arrangement or merger of any Group Company with or into any other Person or other reorganization in which the Members or shareholders of such Group Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization own less than fifty percent (50%) of such Group Company’s voting power in the aggregate immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which such Group Company is a party in which in excess of fifty percent (50%) of such Group Company’s voting power outstanding before such transaction is transferred; provided that the foregoing shall not include a bona fide equity financing of any Group Company;

(2) a sale, transfer, lease, the incurrence of Lien on, or other disposition of, all or substantially all of the assets of any Group Company (or any series of related transactions resulting in such sale, transfer, lease, the incurrence of Lien on, or other disposition of all or substantially all of the assets of such Group Company); or

(3) the exclusive licensing of all or substantially all of any Group Company’s intellectual property (including the trademark and intellectual property with respect to “每日优鲜”) to a third party other than any Group Company.

“Director”	means a director serving on the Board for the time being of the Company and shall include an alternate Director appointed in accordance with these Articles.

“Double Liquidation Event”	shall have the meaning set forth in Article 8.2(A).

“Drag Holders”	shall have the meaning set forth in Article 120.

“Drag Notice”	shall have the meaning set forth in Article 120.

“Earn-out Shares”	shall have the meaning set forth in the Shareholders Agreement.

“Electronic Record”	has the same meaning as given in the Electronic Transactions Law (as amended).

“Equity Securities”	means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“ESOP”	means the Missfresh Limited 2017 Equity Incentive Plan of the Company adopted by the Company on February 28, 2018 and amended thereafter, covering the grant of up to 89,208,387 Class B Ordinary Shares (or options therefor) (as adjusted for share splits, share dividends, combinations, recapitalizations and similar events) to employees, officers, directors, or consultants of a Group Company.

“Excepted Issuances”	shall have the meaning set forth in Article 8.3(E)(4)(a)(iii) hereof.

“Exempted Distribution”	means (1) a dividend payable solely in Ordinary Shares, (2) the purchase, repurchase or redemption of Ordinary Shares by the Company at no more than cost from terminated employees, officers or consultants in accordance with the ESOP, or pursuant to the exercise of a contractual right of first refusal held by the Company under the Right of First Refusal and Co-Sale Agreement, or pursuant to written contractual arrangements with the Company approved by the Board (so long as such approval includes the approval of the Requisite Preferred Directors), (3) the purchase, repurchase or redemption of the Preferred Shares pursuant to these Articles (including in connection with the conversion of such Preferred Shares into Ordinary Shares), and (4) the payment of dividends to the holders of the Preferred Shares in accordance with Article 8.1 hereof.

“Governmental Authority”	means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization, including any stock exchange.

“Group Company”	means each of the Company, the HK Companies, the PRC Companies, together with each direct and indirect Subsidiary of any of the foregoing, and “Group” refers to all of the Group Companies collectively.

“GS”	means each of Global Private Opportunities Partners II LP, Global Private Opportunities Partners II Offshore Holdings LP and MF Investors LP.

“HK Companies”	means Mrfresh HK Limited, a company incorporated under the laws of the Hong Kong Special Administrative Region by the Company, and Missfresh HK Limited, a company incorporated under the laws of the Hong Kong Special Administrative Region by the Company for the sole purpose of holding equity interests in the WFOEs.

“Indebtedness”	of any Person means, without duplication, each of the following of such Person: (1) all indebtedness for borrowed money, (2) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (3) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (4) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (5) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (6) all obligations that are capitalized in accordance with the applicable accounting standards, (7) all obligations under banker’s acceptance, letter of credit or similar facilities, (8) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (9) all obligations in respect of any interest rate swap, hedge or cap agreement, and (10) all guarantees issued in respect of the Indebtedness referred to in clauses (1) through (10) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Initial Redemption Notice”	shall have the meaning set forth in Article 8.5(A).

“Initiating Holder”	shall have the meaning set forth in Article 8.5(A).

“Interested Transaction”	shall have the meaning set forth in Article 82.

“Investor Directors”	shall have the meaning set forth in Article 63.1(A).

“IPO”	means the first registered public offering by the Company of any of its Equity Securities pursuant to a Registration Statement (as defined in the Shareholders Agreement) that is filed with and declared effective by either the Commission under the Securities Act or another Governmental Authority for a public offering in a jurisdiction other than the United States.

“Lien”	means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, understanding, law, equity or otherwise.

“Liquidation”	shall have the meaning set forth in Article 8.2(A) hereof.

“Liquidation Assets”	shall have the meaning set forth in Article 8.2(A) hereof.

“Majority Preferred Holders”	means the holders of at least fifty-one percent (51%) of the then issued and outstanding Preferred Shares (voting together as a single class and calculated on As-Converted Basis), including the affirmative votes of the top three (3) Investors with the highest number of Preferred Shares on an As-Converted Basis. For the purpose hereunder, the number of Preferred Shares of any Investor (as defined in Shareholders Agreement) shall include those of its Affiliates collectively.

“Majority Series E Holders”	means the holders of more than sixty percent (60%) of the then issued and outstanding Series E Preferred Shares and Series E1 Preferred Shares (voting together as a single class and calculated on As-Converted Basis). For the purpose hereunder, the number of Series E Preferred Shares and Series E1 Preferred Shares of any Investor shall include those of its Affiliates collectively.

“Majority Series F Holders”	means the holders of more than fifty percent (50%) of the then issued and outstanding Series F Preferred Shares (voting together as a single class and calculated on As-Converted Basis). For the purpose hereunder, the number of Series F Preferred Shares of any Investor shall include those of its Affiliates collectively.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“New Securities”	shall have the meaning set forth in Article 8.3(E)(4)(a)(iii) hereof.

“Observer”	shall have the meaning set forth in Article 63.2.

“Offeror”	shall have the meaning set forth in Article 120.

“Options”	shall have the meaning set forth in Article 8.3(E)(4)(a)(i) hereof.

“Ordinary Directors”	shall have the meaning set forth in Article 63.1(A).

“Ordinary Resolution”

means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote present in person or by proxy and voting at the meeting, or a written resolution as provided in Article 41.

“Ordinary Shares”	means, collectively, the Class A Ordinary Shares and Class B Ordinary Shares.

“Original Issue Price”	means the applicable Series A Issue Price with respect to the Series A Preferred Shares, the applicable Series B Issue Price with respect to the Series B Preferred Shares, the applicable Series C Issue Price with respect to the Series C Preferred Shares, the applicable Series D1 Issue Price with respect to the Series D1 Preferred Share, the applicable Series E Issue Price with respect to the Series E Preferred Shares, the applicable Series E1 Issue Price with respect to the Series E1 Preferred Shares, and the applicable Series F Issue Price with respect to the Series F Preferred Shares.

“Person”	means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PRC”	means the People’s Republic of China, but solely for the purposes hereof excludes the Hong Kong Special Administrative Region, Macau Special Administrative Region and the island of Taiwan.

“PRC Companies”	means WFOEs, Beijing Missfresh Bianligou E-Commerce Co., Ltd. (北京每日优鲜便利购电子商务有限公司), Jinan Missfresh Extreme Speed Information Technology Co., Ltd. (济南每日优鲜极速信息科技有限公司), each a limited liability company incorporated under the Laws of the PRC.

“Preferred Shares”	means, collectively, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D1 Preferred Shares, Series E Preferred Shares, Series E1 Preferred Shares and Series F Preferred Shares of the Company.

“Principals”	shall have the meaning set forth in the Shareholders Agreement.

“Principal Holding Companies”	shall have the meaning set forth in the Shareholders Agreement.

“Purchase Agreement”	means the Series F Preferred Shares Purchase Agreement, dated December 9, 2020 among the Company and certain other parties named therein, and the Supplemental Deed dated January 14, 2021 among the Company and certain other parties named therein.

“Qualified IPO”	means a firm commitment underwritten public offering of the Class B Ordinary Shares of the Company (or depositary receipts or depositary shares therefor) in the United States pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, with an offering price that reflects a pre-money valuation of the Company at US$5,000,000,000 (excluding underwriting discounts, commissions, expenses, and stock transfer taxes applicable to a sale of securities), or in a public offering of the Class B Ordinary Shares of the Company in another jurisdiction which results in the Class B Ordinary Shares trading publicly on a recognized international securities exchange approved in accordance with Article 8.4B, so long as the offering price reflects a pre-money valuation of the Company at US$5,000,000,000.

“Redeeming Preferred Share”	shall have the meaning set forth in Article 8.5(A).

“Redeeming Preferred
Shareholder”	shall have the meaning set forth in Article 8.5(A).

“Redemption Date”	shall have the meaning set forth in Article 8.5(B).

“Redemption Notice”	shall have the meaning set forth in Article 8.5(A).

“Redemption Price”	shall have the meaning set forth in Article 8.5(A).

“Redemption Price Payment
Date”	shall have the meaning set forth in Article 8.5(A).

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Related Party”	means any Affiliate, officer, director, supervisory board member, employee, or holder of any Equity Security of any Group Company, and any Affiliate or Associate of any of the foregoing.

“Requisite Preferred Directors”	means any four (4) of the Investor Directors.

“Right of First Refusal and
Co-Sale Agreement”	means the Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated February 9, 2021 among the Company and certain other parties named therein and as amended from time to time.

“Series A Conversion Price”	means either Series A1 Conversion Price, Series A2 Conversion Price or Series A3 Conversion Price as applicable.

“Series A Issue Price”	means either Series A1 Issue Price, Series A2 Issue Price or Series A3 Issue Price as applicable.

“Series A1 Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series A2 Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series A3 Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series A1 Issue Price”	means US$0.1250, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A1 Shares.

“Series A2 Issue Price”	means US$0.2970, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A2 Shares.

“Series A3 Issue Price”	means US$0.4502, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A3 Shares.

“Series A Double Preference
Amount”	shall have the meaning set forth in Article 8.2(A)(13).

“Series A Single Preference
Amount”	shall have the meaning set forth in Article 8.2(A)(6).

“Series A Preferred Shares”	means collectively Series A1 Shares, Series A2 Shares and Series A3 Shares.

“Series A1 Shares”	means the Series A1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth herein.

“Series A2 Shares”	means the Series A2 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth herein.

“Series A3 Shares”	means the Series A3 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth herein.

“Series B Conversion Price”	means either Series B1 Conversion Price or Series B2 Conversion Price as applicable.

“Series B Issue Price”	means Series B1 Issue Price or Series B2 Issue Price as applicable.

“Series B1 Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series B2 Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series B1 Issue Price”	means US$0.4988, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B1 Shares.

“Series B2 Issue Price”	means US$0.5905, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B2 Shares.

“Series B Double Preference
Amount”	shall have the meaning set forth in Article 8.2(A)(12).

“Series B Single Preference
Amount”	shall have the meaning set forth in Article 8.2(A)(5).

“Series B Preferred Shares”	means collectively Series B1 Shares and Series B2 Shares.

“Series B1 Shares”	means the Series B1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth herein.

“Series B2 Shares”	means the Series B2 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth herein.

“Series C Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series C Issue Price”	means US$1.4013, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series C Preferred Shares.

“Series C Double Preference
Amount”	shall have the meaning set forth in Article 8.2(A)(11).

“Series C Single Preference
Amount”	shall have the meaning set forth in Article 8.2(A)(4).

“Series C Preferred Shares”	means the Series C Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth herein.

“Series D1 Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series D1 Double Preference
Amount”	shall have the meaning set forth in Article 8.2(A)(10).

“Series D1 Issue Price”	means US$2.69, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series D1 Preferred Shares.

“Series D1 Single Preference
Amount”	shall have the meaning set forth in Article 8.2(A)(3).

“Series D1 Preferred Shares”	means the Series D1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth herein.

“Series E Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series E1 Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series E Double Preference
Amount”	shall have the meaning set forth in Article 8.2(A)(9).

“Series E1 Double Preference
Amount”	shall have the meaning set forth in Article 8.2(A)(9).

“Series E Issue Date”	means the date of the first issuance of a Series E Preferred Share.

“Series E1 Issue Date”	means the date of the first issuance of a Series E1 Preferred Share.

“Series E Issue Price”	means US$4.2843, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series E Preferred Shares.

“Series E1 Issue Price”	means US$4.2843, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series E1 Preferred Shares.

“Series E Single Preference
Amount”	shall have the meaning set forth in Article 8.2(A)(2).

“Series E1 Single Preference
Amount”	shall have the meaning set forth in Article 8.2(A)(2).

“Series E Preferred Shares”	means the Series E Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth herein.

“Series E1 Preferred Shares”	means the Series E1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth herein.

“Series F Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series F Issue Date”	means the date of the first issuance of the Series F

Preferred Share.

“Series F Issue Price”	means US$5.2733, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series F Preferred Shares.

“Series F Preference
Amount”	shall have the meaning set forth in Article 8.2(A)(1).

“Series F Preferred Shares”	means the Series F Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth herein.

“Series F1 Closing Date”	means December 30, 2019.

“Series F2 Closing Date”	means May 15, 2020.

“Series F3 Closing Date”	means August 7, 2020.

“Series F4 Closing Date”	shall have the meaning set forth in the Purchase Agreement.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share” and “Shares”	means a share or shares in the capital of the Company and includes a fraction of a share.

“Shareholders Agreement”	means the Sixth Amended and Restated Shareholders Agreement, dated February 9, 2021 among the Company and certain other parties named therein and as amended from time to time.

“Share Sale”	means a transaction or series of related transactions in which a Person, or a group of related Persons, who own less than fifty percent (50%) of the Company’s voting power in the aggregate before such transaction or series of related transactions, acquires any Equity Securities of the Company such that, immediately after such transaction or series of related transactions, such Person or group of related Persons holds Equity Securities of the Company representing more than fifty percent (50%) of the outstanding voting power of the Company.

“Special Resolution”	subject to Article 8.4(B), has the same meaning as in the Statute and includes a unanimous written resolution of all Members entitled to vote and expressed to be a special resolution.

“Statute”	means the Companies Act of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in effect.

“Subsidiary”	means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“WFOEs”	means Beijing Missfresh E-Commerce Co., Ltd. (北京每日优鲜电子商务有限公司), Jinan Missfresh E-Commerce Co., Ltd. (济南每日优鲜电子商务有限公司) and Jinan Missfresh Bianligou Network Technology Co., Ltd. (济南每日优鲜便利购网络科技有限公司), each a wholly foreign owned enterprise formed under the laws of the PRC by the Missfresh HK Limited.

“Xiamen Investor”	means Xiamen Missfresh Equity Investment Partnership (Limited Partnership) (厦门每日优鲜股权投资合伙企业(有限合伙)).

2.	In the Articles:

2.1	words importing the singular number include the plural number and vice-versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.4	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5

any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.6	the term “voting power” refers to the number of votes attributable to the Shares (on an As-Converted Basis) in accordance with the terms of the Memorandum and Articles;

2.7	the term “or” is not exclusive;

2.8	the term “including” will be deemed to be followed by, “but not limited to”;

2.9	the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive;

2.10	the term “day” means “calendar day”, and “month” means calendar month;

2.11

the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

2.12	references to any documents shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

2.13

all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies); and

2.14	headings are inserted for reference only and shall be ignored in construing these Articles.

3.

For the avoidance of doubt, each other Article herein is subject to the provisions of Article 8, and, subject to the requirements of the Statute, in the event of any conflict, the provisions of Article 8 shall prevail over any other Article herein.

COMMENCEMENT OF BUSINESS

4.

The business of the Company may be commenced as soon after incorporation as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted. The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

5.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

6.

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting) and to the provisions of Articles 8 and 9 and without prejudice to any rights, preferences and privileges attached to any existing Shares, (a) the Directors may allot, issue, grant options or warrants over or otherwise dispose of two classes of Shares to be designated, respectively, as Ordinary Shares and Preferred Shares; (b) the Preferred Shares may be allotted and issued from time to time in one or more series; (c) the series of Preferred Shares shall be designated prior to their allotment and issue; and (d) the Directors may determine the consideration payable for the series of Ordinary Shares and Preferred Shares which may include non-cash consideration. In the event that any Preferred Shares shall be converted pursuant to Article 8.3 hereof, the Preferred Shares so converted shall be cancelled and shall not be re-issuable by the Company. Further, any Preferred Share acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled and shall not be re-issuable by the Company.

7.	The Company shall not issue Shares to bearer.

PREFERRED SHARES

8.	Certain rights, preferences and privileges of the Preferred Shares of the Company are as follows:

8.1	Dividends Rights.

(A)	Preference.

(1) Each holder of a Preferred Share shall be entitled to receive dividends at a simple rate of eight percent (8%) per annum of the applicable Original Issue Price for each Preferred Share (to avoid any doubt, except for any Earn-out Share) held by such holder, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other and with the dividends payable pursuant to this Article 8.1(A)(1), prior and in preference to, and satisfied before, any dividend on the Ordinary Shares and any other class of Shares (except for applicable Exempted Distributions). Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative.

(2) In the event the Company shall declare or make any distribution other than in cash (except for applicable Exempted Distributions), the holders of Preferred Shares shall be entitled to a proportionate share of any such distribution in sequence set forth in Article 8.1(A)(1) above as though the holders of Preferred Shares were holders of the number of Ordinary Shares into which their Preferred Shares are convertible as of the record date fixed for the determination of the holders of Ordinary Shares entitled to receive such distribution.

(B)	Restrictions; Participation.

Except for an Exempted Distribution, no dividend or distribution, whether in cash, in property, or in any other shares of the Company, shall be declared, paid, set aside or made with respect to the Ordinary Shares at any time unless (i) all accrued but unpaid dividends on the Preferred Shares set forth in Article 8.1(A) have been paid in full, and (ii) a dividend or distribution is likewise declared, paid, set aside or made, respectively, at the same time with respect to each outstanding Preferred Share such that the dividend or distribution declared, paid, set aside or made to the holder thereof shall be equal to the dividend or distribution that such holder would have received pursuant to this Article 8.1(B) if such Preferred Share had been converted into Ordinary Shares immediately prior to the record date for such dividend or distribution, or if no such record date is established, the date such dividend or distribution is made.

8.2	Liquidation Rights.

(A)

Liquidation Preferences. In the event of any liquidation, dissolution or winding up of the Company (the “Liquidation”), whether voluntary or involuntary, all assets and funds of the Company legally available for distribution to the Members (after satisfaction of all creditors’ claims and claims that may be preferred by law) (the “Liquidation Assets”) shall be distributed to the Members of the Company as follows:

(1) First, each holder of the Series F Preferred Shares shall be entitled to receive for each Series F Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D1 Preferred Shares, Series E Preferred Shares, Series E1 Preferred Shares and the Ordinary Shares, the amount equal to the greater of (a) one hundred percent (100%) of the Series F Issue Price, plus an amount calculated at a simple annual interest rate of eight percent (8%) of the Series F Issue Price, plus all declared but unpaid dividends on such Series F Preferred Share, to avoid any doubt, when calculating the Series F Single Preference Amount pursuant to this Article 8.2(A)(1)(a), any and all the Earn-out Shares shall be excluded; and (b) the amount such holder would be entitled to receive assuming that all the then issued and outstanding Preferred Shares had been converted to Ordinary Shares and the entire assets and funds of the Company legally available for distribution are distributed ratably among all holders of Ordinary Shares according to the relative number of Ordinary Shares held by such holder (collectively, the “Series F Single Preference Amount”). If the assets and funds thus distributed among the holders of the Series F Preferred Shares shall be insufficient to permit the payment to such holders of the full Series F Single Preference Amount, then the entire assets and funds of the Company legally available for distribution to the Series F Preferred Shares shall be distributed ratably among the holders of the Series F Preferred Shares in proportion to the aggregate Series F Single Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (1).

(2) Second, following satisfaction of Series F Single Preference Amount, each holder of the Series E Preferred Shares and Series E1 Preferred Shares shall be entitled to receive for each Series E Preferred Share and Series E1 Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D1 Preferred Shares and the Ordinary Shares, (i) with respect to each holder of Series E Preferred Shares, the amount equal to the greater of (a) one hundred percent (100%) of the Series E Issue Price, plus an amount calculated at a simple annual interest rate of eight percent (8%) of the Series E Issue Price, plus all declared but unpaid dividends on such Series E Preferred Share, and (b) the amount such holder would be entitled to receive assuming that all the then issued and outstanding Preferred Shares had been converted to Ordinary Shares and the entire assets and funds of the Company legally available for distribution are distributed ratably among all holders of Ordinary Shares according to the relative number of Ordinary Shares held by such holder (collectively, the “Series E Single Preference Amount”), and (ii) with respect to each holder of the Series E1 Preferred Shares, the amount equal to the greater of (a) one hundred percent (100%) of the Series E1 Issue Price, plus an amount calculated at a simple annual interest rate of eight percent (8%) of the Series E1 Issue Price starting from the Series E1 Issue Date, plus all declared but unpaid dividends on such Series E1 Preferred Share, and (b) the amount such holder would be entitled to receive assuming that all the then issued and outstanding Preferred Shares had been converted to Ordinary Shares and the entire assets and funds of the Company legally available for distribution are distributed ratably among all holders of Ordinary Shares according to the relative number of Ordinary Shares held by such holder (collectively, the “Series E1 Single Preference Amount”). If the assets and funds thus distributed among the holders of the Series E Preferred Shares and Series E1 Preferred Shares shall be insufficient to permit the payment to such holders of the full Series E Single Preference Amount and Series E1 Single Preference Amount, then the entire assets and funds of the Company legally available for distribution to the Series E Preferred Shares and Series E1 Preferred Shares shall be distributed ratably among the holders of the Series E Preferred Shares and Series E1 Preferred Shares in proportion to the aggregate Series E Single Preference Amount and Series E1 Single Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (2).

(3) Third, following satisfaction of Series F Single Preference Amount, the Series E Single Preference Amount and Series E1 Single Preference Amount, each holder of the Series D1 Preferred Shares shall be entitled to receive for each Series D1 Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and the Ordinary Shares, the amount equal to the greater of (a) one hundred percent (100%) of the Series D1 Issue Price, plus an amount calculated at a simple annual interest rate of eight percent (8%) of the Series D1 Issue Price, plus all declared but unpaid dividends on such Series D1 Preferred Share, and (b) the amount such holder would be entitled to receive assuming that all the then issued and outstanding Preferred Shares had been converted to Ordinary Shares and the entire assets and funds of the Company legally available for distribution are distributed ratably among all holders of Ordinary Shares according to the relative number of Ordinary Shares held by such holder (collectively, the “Series D1 Single Preference Amount”). If the assets and funds thus distributed among the holders of the Series D1 Preferred Shares shall be insufficient to permit the payment to such holders of the full Series D1 Single Preference Amount, then the entire assets and funds of the Company legally available for distribution to the Series D1 Preferred Shares shall be distributed ratably among the holders of the Series D1 Preferred Shares in proportion to the aggregate Series D1 Single Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (3).

(4) Fourth, following satisfaction of the Series F Single Preference Amount, Series E Single Preference Amount, Series E1 Single Preference Amount and the Series D1 Single Preference Amount, each holder of the Series C Preferred Shares shall be entitled to receive for each Series C Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares, Series B Preferred Shares or Ordinary Shares, the amount equal to the greater of (a) one hundred percent (100%) of the Series C Issue Price, plus an amount calculated at a simple annual interest rate of eight percent (8%) of the Series C Issue Price, plus all declared but unpaid dividends on such Series C Preferred Share, and (b) the amount such holder would be entitled to receive assuming that all the then issued and outstanding Preferred Shares had been converted to Ordinary Shares and the entire assets and funds of the Company legally available for distribution are distributed ratably among all holders of Ordinary Shares according to the relative number of Ordinary Shares held by such holder (collectively, the “Series C Single Preference Amount”). If the assets and funds thus distributed among the holders of the Series C Preferred Shares shall be insufficient to permit the payment to such holders of the full Series C Single Preference Amount, then the entire remaining assets and funds of the Company legally available for distribution to the Series C Preferred Shares shall be distributed ratably among the holders of the Series C Preferred Shares in proportion to the aggregate Series C Single Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (4).

(5) Fifth, following satisfaction of the Series F Single Preference Amount, Series E Single Preference Amount, Series E1 Single Preference Amount, the Series D1 Single Preference Amount and the Series C Single Preference Amount, each holder of the Series B Preferred Shares shall be entitled to receive for each Series B Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares or Ordinary Shares, the amount equal to the greater of (a) one hundred percent (100%) of the Series B Issue Price, plus an amount calculated at a simple annual interest rate of eight percent (8%) of the Series B Issue Price, plus all declared but unpaid dividends on such Series B Preferred Share, and (b) the amount such holder would be entitled to receive assuming that all the then issued and outstanding Preferred Shares had been converted to Ordinary Shares and the entire assets and funds of the Company legally available for distribution are distributed ratably among all holders of Ordinary Shares according to the relative number of Ordinary Shares held by such holder (collectively, the “Series B Single Preference Amount”). If the assets and funds thus distributed among the holders of the Series B Preferred Shares shall be insufficient to permit the payment to such holders of the full Series B Single Preference Amount, then the entire remaining assets and funds of the Company legally available for distribution to the Series B Preferred Shares shall be distributed ratably among the holders of the Series B Preferred Shares in proportion to the aggregate Series B Single Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (5).

(6) Sixth, following satisfaction of the Series F Single Preference Amount, Series E Single Preference Amount, Series E1 Single Preference Amount, the Series D1 Single Preference Amount, the Series C Single Preference Amount and the Series B Single Preference Amount, each holder of the Series A Preferred Shares shall be entitled to receive for each Series A Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Ordinary Shares, the amount equal to the greater of (a) one hundred percent (100%) of the Series A Issue Price, plus an amount calculated at a simple annual interest rate of eight percent (8%) of the Series A Issue Price, plus all declared but unpaid dividends on such Series A Preferred Share, and (b) the amount such holder would be entitled to receive assuming that all the then issued and outstanding Preferred Shares had been converted to Ordinary Shares and the entire assets and funds of the Company legally available for distribution are distributed ratably among all holders of Ordinary Shares according to the relative number of Ordinary Shares held by such holder (collectively, the “Series A Single Preference Amount”). If the assets and funds thus distributed among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full Series A Single Preference Amount, then the entire remaining assets and funds of the Company legally available for distribution to the Series A Preferred Shares shall be distributed ratably among the holders of the Series A Preferred Shares in proportion to the aggregate Series A Single Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (6).

(7) If there are any assets or funds remaining after the Series F Single Preference Amount, Series E Single Preference Amount, Series E1 Single Preference Amount, the Series D1 Single Preference Amount, Series C Single Preference Amount, Series B Single Preference Amount and Series A Single Preference Amount have been distributed or paid in full to the applicable holders of Preferred Shares pursuant to clauses (1), (2) (3), (4), (5) and (6) above, the remaining assets and funds of the Company available for distribution to the Members shall be distributed ratably among all Members holding the Ordinary Shares (for avoidance of doubt, excluding Preferred Shares and any Ordinary Shares converted from Preferred Shares after the distribution of Series F Single Preference Amount, Series E Single Preference Amount, Series E1 Single Preference Amount, the Series D1 Single Preference Amount, Series C Single Preference Amount, Series B Single Preference Amount and Series A Single Preference Amount) according to the relative number of Ordinary Shares held by each such Member; provided that if the distribution assuming which had been made to any holder of Series F Preferred Shares pursuant to paragraph (1) above fails to reach a compound annual return of 24% (calculated based on the aggregate subscription price paid by such holder on the Applicable Series F Closing Date) (such holder of Series F Preferred Shares, the “Affected Series F Preferred Holder”), then such remaining assets of the Company shall be distributed ratably among all Members holding the Ordinary Shares and such Affected Series F Preferred Holder(s).

Notwithstanding the foregoing, in the event that (a) (i) the Liquidation or a Deemed Liquidation Event occurs on or prior to the third (3rd) anniversary of the date of Closing and the Per Share Price of the Company in such Liquidation or Deemed Liquidation Event is less than two (2) times of the Series E Issue Price (as adjusted for share splits, share dividends, combinations, recapitalizations and similar events), or (ii) the Liquidation or a Deemed Liquidation Event occurs after the third (3rd) anniversary of the date of Closing and the Per Share Price of the Company in such Liquidation or Deemed Liquidation Event is less than three (3) times of the Series E Issue Price (as adjusted for share splits, share dividends, combinations, recapitalizations and similar events) (each, a “Double Liquidation Event”), and (b) the distribution assuming which had been made to each holder of Series F Preferred Shares pursuant to paragraph (1) above fails to reach a compound annual return of 24% (calculated based on the aggregate subscription price paid by such holder on the Applicable Series F Closing Date), Article 8.2(A)(1) to Article 8.2(A)(7) shall not apply, and all assets and funds of the Company legally available for distribution to the Members (after satisfaction of all creditors’ claims and claims that may be preferred by law) shall be distributed to the Members of the Company in the manner set forth under the following clauses Article 8.2(A)(8) to Article 8.2(A)(14). For purpose of this Article 8.2(A), “Per Share Price” shall mean (i) in case of a Liquidation of the Company, the quotient of the entire assets and funds of the Company legally available for distribution divided by the total number of Shares then issued and outstanding (on an As-Converted Basis); and (ii) in case of a Deemed Liquidation Event, the quotient of the valuation of the Company implied by such transaction divided by the total number of Shares then issued and outstanding (on an As-Converted Basis):

(8) First, each holder of the Series F Preferred Shares shall be entitled to receive for each Series F Preferred Share (to avoid any doubt, except for any Earn-out Share) held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D1 Preferred Shares, Series E Preferred Shares, Series E1 Preferred Shares and the Ordinary Shares, the amount equal to one hundred percent (100%) of the Series F Issue Price, plus an amount calculated at a simple annual interest rate of eight (8%) percent of the Series F Issue Price, plus all declared but unpaid dividends on such Series F Preferred Share (collectively, the “Series F Double Preference Amount”). If the assets and funds thus distributed among the holders of the Series F Preferred Shares shall be insufficient to permit the payment to such holders of the full Series F Double Preference Amount, then the entire assets and funds of the Company legally available for distribution to such Series F Preferred Shares shall be distributed ratably among the holders of the Series F Preferred Shares in proportion to the aggregate Series F Double Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (8).

(9) Second, following satisfaction of Series F Double Preference Amount, each holder of the Series E Preferred Shares and Series E1 Preferred Shares shall be entitled to receive for each Series E Preferred Share and Series E1 Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D1 Preferred Shares or the Ordinary Shares, (i) with respect to each holder of the Series E Preferred Shares, the amount equal to one hundred percent (100%) of the Series E Issue Price, plus an amount calculated at a simple annual interest rate of eight (8%) percent of the Series E Issue Price, plus all declared but unpaid dividends on such Series E Preferred Share (collectively, the “Series E Double Preference Amount”), and (ii) with respect to each holder of the Series E1 Preferred Shares, one hundred percent (100%) of the Series E1 Issue Price, plus an amount calculated at a simple annual interest rate of eight (8%) percent of the Series E1 Issue Price starting from the Series E1 Issue Date, plus all declared but unpaid dividends on such Series E1 Preferred Share (collectively, the “Series E1 Double Preference Amount”). If the assets and funds thus distributed among the holders of the Series E Preferred Shares and Series E1 Preferred Shares shall be insufficient to permit the payment to such holders of the full Series E Double Preference Amount and Series E1 Double Preference Amount, then the entire assets and funds of the Company legally available for distribution to the Series E Preferred Shares shall be distributed ratably among the holders of the Series E Preferred Shares and Series E1 Preferred Shares in proportion to the aggregate Series E Double Preference Amount and Series E1 Double Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (9).

(10) Third, following satisfaction of the Series F Double Preference Amount, Series E Double Preference Amount and Series E1 Double Preference Amount, each holder of the Series D1 Preferred Shares shall be entitled to receive for each Series D1 Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares or the Ordinary Shares, the amount equal to one hundred percent (100%) of the Series D1 Issue Price, plus an amount calculated at a simple annual interest rate of eight (8%) percent of the Series D1 Issue Price, plus all declared but unpaid dividends on such Series D1 Preferred Share (collectively, the “Series D1 Double Preference Amount”). If the assets and funds thus distributed among the holders of the Series D1 Preferred Shares shall be insufficient to permit the payment to such holders of the full Series D1 Double Preference Amount, then the entire assets and funds of the Company legally available for distribution to the Series D1 Preferred Shares shall be distributed ratably among the holders of the Series D1 Preferred Shares in proportion to the aggregate Series D1 Double Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (10).

(11) Fourth, following satisfaction of the Series F Double Preference Amount, Series E Double Preference Amount, Series E1 Double Preference Amount and the Series D1 Double Preference Amount, each holder of the Series C Preferred Shares shall be entitled to receive for each Series C Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares, Series B Preferred Shares or the Ordinary Shares, the amount equal to one hundred percent (100%) of the Series C Issue Price, plus an amount calculated at a simple annual interest rate of eight (8%) percent of the Series C Issue Price, plus all declared but unpaid dividends on such Series C Preferred Share (collectively, the “Series C Double Preference Amount”). If the assets and funds thus distributed among the holders of the Series C Preferred Shares shall be insufficient to permit the payment to such holders of the full Series C Double Preference Amount, then the entire remaining assets and funds of the Company legally available for distribution to the Series C Preferred Shares shall be distributed ratably among the holders of the Series C Preferred Shares in proportion to the aggregate Series C Double Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (11).

(12) Fifth, following satisfaction of the Series F Double Preference Amount, Series E Double Preference Amount, Series E1 Double Preference Amount, the Series D1 Double Preference Amount and the Series C Double Preference Amount, such holder of the Series B Preferred Shares shall be entitled to receive for each Series B Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares or Ordinary Shares, the amount equal to one hundred percent (100%) of the Series B Issue Price, plus an amount calculated at a simple annual interest rate of eight percent (8%) of the Series B Issue Price, plus all declared but unpaid dividends on such Series B Preferred Share (collectively, the “Series B Double Preference Amount”). If the assets and funds thus distributed among the holders of the Series B Preferred Shares shall be insufficient to permit the payment to such holders of the full Series B Double Preference Amount, then the entire remaining assets and funds of the Company legally available for distribution to the Series B Preferred Shares shall be distributed ratably among the holders of the Series B Preferred Shares in proportion to the aggregate Series B Double Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (12).

(13) Sixth, following satisfaction of the Series F Double Preference Amount, Series E Double Preference Amount, Series E1 Double Preference Amount, the Series D1 Double Preference Amount, the Series C Double Preference Amount and the Series B Double Preference Amount, each holder of the Series A Preferred Shares shall be entitled to receive for each Series A Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Ordinary Shares, the amount equal to one hundred percent (100%) of the Series A Issue Price, plus an amount calculated at a simple annual interest rate of eight percent (8%) of the Series A Issue Price, plus all declared but unpaid dividends on such Series A Preferred Share (collectively, the “Series A Double Preference Amount”). If the assets and funds thus distributed among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full Series A Double Preference Amount, then the entire remaining assets and funds of the Company legally available for distribution to the Series A Preferred Shares shall be distributed ratably among the holders of the Series A Preferred Shares in proportion to the aggregate Series A Double Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (13).

(14) If there are any assets or funds remaining after the Series F Double Preference Amount, Series E Double Preference Amount, Series E1 Double Preference Amount, the Series D1 Double Preference Amount, Series C Double Preference Amount, Series B Double Preference Amount and Series A Double Preference Amount have been distributed or paid in full to the applicable holders of Preferred Shares pursuant to clauses (8), (9), (10), (11) (12) and (13) above, the remaining assets and funds of the Company available for distribution to the Members shall be distributed ratably among all Members (including the holders of Ordinary Shares and Preferred Shares) according to the relative number of Ordinary Shares held by such Member on an As-Converted Basis.

Notwithstanding the foregoing, in the event that (a) a Double Liquidation Event has occurred, and (b) the distribution assuming which had been made to each holder of Series F Preferred Shares pursuant to paragraph (1) above has reached or exceeded a compound annual return of 24% (calculated based on the aggregate subscription price paid by such holder on the Applicable Series F Closing Date), then Article 8.2(A)(1) to Article 8.2(A)(14) shall not apply, and all assets and funds of the Company legally available for distribution to the Members (after satisfaction of all creditors’ claims and claims that may be preferred by law) shall be distributed to the Members of the Company in the manner set forth under the following clauses Article 8.2(A)(15) to Article 8.2(A)(21):

(15) First, each holder of the Series F Preferred Shares shall be entitled to receive for each Series F Preferred Share (to avoid any doubt, except for any Earn-out Share) held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D1 Preferred Shares, Series E Preferred Shares, Series E1 Preferred Shares and the Ordinary Shares, the amount equal to the Series F Single Preference Amount. If the assets and funds thus distributed among the holders of the Series F Preferred Shares shall be insufficient to permit the payment to such holders of the full Series F Single Preference Amount, then the entire assets and funds of the Company legally available for distribution to such Series F Preferred Shares shall be distributed ratably among the holders of the Series F Preferred Shares in proportion to the aggregate Series F Single Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (15).

(16) Second, following satisfaction of Series F Single Preference Amount, each holder of the Series E Preferred Shares and Series E1 Preferred Shares shall be entitled to receive for each Series E Preferred Share and Series E1 Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D1 Preferred Shares or the Ordinary Shares, (i) with respect to each holder of the Series E Preferred Shares, the amount equal to the Series E Double Preference Amount, and (ii) with respect to each holder of the Series E1 Preferred Shares, Series E1 Double Preference Amount. If the assets and funds thus distributed among the holders of the Series E Preferred Shares and Series E1 Preferred Shares shall be insufficient to permit the payment to such holders of the full Series E Double Preference Amount and Series E1 Double Preference Amount, then the entire assets and funds of the Company legally available for distribution to the Series E Preferred Shares shall be distributed ratably among the holders of the Series E Preferred Shares and Series E1 Preferred Shares in proportion to the aggregate Series E Double Preference Amount and Series E1 Double Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (16).

(17) Third, following satisfaction of the Series F Single Preference Amount, Series E Double Preference Amount and Series E1 Double Preference Amount, each holder of the Series D1 Preferred Shares shall be entitled to receive for each Series D1 Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares or the Ordinary Shares, the amount equal to the Series D1 Double Preference Amount. If the assets and funds thus distributed among the holders of the Series D1 Preferred Shares shall be insufficient to permit the payment to such holders of the full Series D1 Double Preference Amount, then the entire assets and funds of the Company legally available for distribution to the Series D1 Preferred Shares shall be distributed ratably among the holders of the Series D1 Preferred Shares in proportion to the aggregate Series D1 Double Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (17).

(18) Fourth, following satisfaction of the Series F Single Preference Amount, Series E Double Preference Amount, Series E1 Double Preference Amount and the Series D1 Double Preference Amount, each holder of the Series C Preferred Shares shall be entitled to receive for each Series C Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares, Series B Preferred Shares or the Ordinary Shares, the amount equal to the Series C Double Preference Amount. If the assets and funds thus distributed among the holders of the Series C Preferred Shares shall be insufficient to permit the payment to such holders of the full Series C Double Preference Amount, then the entire remaining assets and funds of the Company legally available for distribution to the Series C Preferred Shares shall be distributed ratably among the holders of the Series C Preferred Shares in proportion to the aggregate Series C Double Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (18).

(19) Fifth, following satisfaction of the Series F Single Preference Amount, Series E Double Preference Amount, Series E1 Double Preference Amount, the Series D1 Double Preference Amount and the Series C Double Preference Amount, such holder of the Series B Preferred Shares shall be entitled to receive for each Series B Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares or Ordinary Shares, the amount equal to the Series B Double Preference Amount. If the assets and funds thus distributed among the holders of the Series B Preferred Shares shall be insufficient to permit the payment to such holders of the full Series B Double Preference Amount, then the entire remaining assets and funds of the Company legally available for distribution to the Series B Preferred Shares shall be distributed ratably among the holders of the Series B Preferred Shares in proportion to the aggregate Series B Double Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (19).

(20) Sixth, following satisfaction of the Series F Single Preference Amount, Series E Double Preference Amount, Series E1 Double Preference Amount, the Series D1 Double Preference Amount, the Series C Double Preference Amount and the Series B Double Preference Amount, each holder of the Series A Preferred Shares shall be entitled to receive for each Series A Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Ordinary Shares, the amount equal to the Series A Double Preference Amount. If the assets and funds thus distributed among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full Series A Double Preference Amount, then the entire remaining assets and funds of the Company legally available for distribution to the Series A Preferred Shares shall be distributed ratably among the holders of the Series A Preferred Shares in proportion to the aggregate Series A Double Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (20).

(21) If there are any assets or funds remaining after the Series F Single Preference Amount, Series E Double Preference Amount, Series E1 Double Preference Amount, the Series D1 Double Preference Amount, Series C Double Preference Amount, Series B Double Preference Amount and Series A Double Preference Amount have been distributed or paid in full to the applicable holders of Preferred Shares pursuant to clauses (15), (16), (17), (18), (19) and (20) above, the remaining assets and funds of the Company available for distribution to the Members shall be distributed ratably among all Members (including the holders of Ordinary Shares and Preferred Shares, but excluding the holders of Series F Preferred Shares) according to the relative number of Ordinary Shares held by such Member on an As-Converted Basis.

(B)

Deemed Liquidation Event. Unless waived in writing by the Majority Preferred Holders (including the approval of the Majority Series E Holders), a Deemed Liquidation Event shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of Article 8.2(A), and any proceeds, whether in cash or properties, resulting from a Deemed Liquidation Event shall be distributed in accordance with the terms of Article 8.2(A).

(C)

Valuation of Properties. In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company pursuant to Article 8.2(A) or pursuant to a Deemed Liquidation Event of the Company pursuant to Article 8.2(B), the value of the assets to be distributed to the Members shall be determined in good faith by the Board; provided that any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(2) If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(3) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board;

provided further that the method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (1), (2) or (3) of this Article 8.2(C) to reflect the fair market value thereof as determined in good faith by the Board.

Regardless of the foregoing, the Majority Preferred Holders or the Majority Series E Holders shall have the right to challenge any determination by the Board of value pursuant to this Article 8.2(C), in which case the determination of value shall be made by an independent appraiser selected jointly by (i) the Board and (ii) the Majority Preferred Holders or the Majority Series E Holders, as applicable, with the cost of such appraisal to be borne by the Company.

(D)

Notices. In the event that the Company shall propose at any time to consummate a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, then, in connection with each such event, subject to any necessary approval required in the Statute and these Articles, the Company shall send to the holders of Preferred Shares at least twenty (20) days prior written notice of the date when the same shall take place; provided, however, that the foregoing notice periods may be shortened or waived with the vote or written consent of the Majority Preferred Holders.

(E)

Enforcement. In the event the requirements of this Article 8.2 are not complied with, the Company shall forthwith either (i) cause the closing of the applicable transaction to be postponed until such time as the requirements of this Article 8.2 have been complied with, or (ii) cancel such transaction.

8.3	Conversion Rights

The holders of the Preferred Shares shall have the rights described below with respect to the conversion of the Preferred Shares into Class B Ordinary Shares:

(A)

Conversion Ratio. The number of Class B Ordinary Shares to which a holder shall be entitled upon conversion of each Series A Preferred Share shall be the quotient of the applicable Series A Issue Price divided by the then effective Series A1 Conversion Price (the “Series A1 Conversion Price”), Series A2 Conversion Price (the “Series A2 Conversion Price”) or Series A3 Conversion Price (the “Series A3 Conversion Price”) as applicable, which shall initially be the applicable Series A Issue Price, resulting in an initial conversion ratio for Series A Preferred Shares of 1:1. The number of Class B Ordinary Shares to which a holder shall be entitled upon conversion of each Series B Preferred Share shall be the quotient of the Series B Issue Price divided by the then effective Series B1 Conversion Price (the “Series B1 Conversion Price”) or Series B2 Conversion Price (the “Series B2 Conversion Price”) as applicable, which shall initially be the Series B Issue Price, resulting in an initial conversion ratio for Series B Preferred Shares of 1:1. The number of Class B Ordinary Shares to which a holder shall be entitled upon conversion of each Series C Preferred Share shall be the quotient of the applicable Series C Issue Price divided by the then effective applicable Series C Conversion Price (the “Series C Conversion Price”), which shall initially be the applicable Series C Issue Price, resulting in an initial conversion ratio for Series C Preferred Shares of 1:1. The number of Class B Ordinary Shares to which a holder shall be entitled upon conversion of each Series D1 Preferred Share shall be the quotient of the applicable Series D1 Issue Price divided by the then effective applicable Series D1 Conversion Price (the “Series D1 Conversion Price”), which shall initially be the applicable Series D1 Issue Price, resulting in an initial conversion ratio for Series D1 Preferred Shares of 1:1. The number of Class B Ordinary Shares to which a holder shall be entitled upon conversion of each Series E Preferred Share shall be the quotient of the applicable Series E Issue Price divided by the then effective applicable Series E Conversion Price (the “Series E Conversion Price”), which shall initially be the applicable Series E Issue Price, resulting in an initial conversion ratio for Series E Preferred Shares of 1:1. The number of Class B Ordinary Shares to which a holder shall be entitled upon conversion of each Series E1 Preferred Share shall be the quotient of the applicable Series E1 Issue Price divided by the then effective applicable Series E1 Conversion Price (the “Series E1 Conversion Price”), which shall initially be the applicable Series E1 Issue Price, resulting in an initial conversion ratio for Series E1 Preferred Shares of 1:1. The number of Class B Ordinary Shares to which a holder shall be entitled upon conversion of each Series F Preferred Share shall be the quotient of the applicable Series F Issue Price divided by the then effective applicable Series F Conversion Price (the “Series F Conversion Price”), which shall initially be the applicable Series F Issue Price, resulting in an initial conversion ratio for Series F Preferred Shares of 1:1, and with respect to the applicable holder of Series F Preferred Shares and merely applicable to such holder of Series F Preferred Shares, may be adjusted based on the following formula if any Earn-out Shares have been issues:

FC = (FI*IS)/(IS+ES)

WHERE:

FC = Series F Conversion Price, as adjusted,

FI = Series F Issue Price,

IS = the number of Series F Preferred Share held by such applicable holder of Series F Preferred Shares immediately before the issuance of the Earn-out Shares

ES = the number of Earn-out Shares issued to such holder of Series F Preferred Shares (if any)

(B)

Optional Conversion. Subject to the Statute and these Articles, any Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such shares, without the payment of any additional consideration, into fully-paid and non-assessable Class B Ordinary Shares based on the then-effective Conversion Price.

(C)

Automatic Conversion. Each Preferred Share shall automatically be converted, based on the then-effective Conversion Price, without the payment of any additional consideration, into fully-paid and non-assessable Class B Ordinary Shares immediately upon (a) the closing of the Qualified IPO, or (b) (i) with respect to the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D1 Preferred Shares and Series F Preferred Shares, the date specified by written consent or agreement of the holders of a majority of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D1 Preferred Shares and Series F Preferred Shares collectively, or (ii) with respect to the Series E Preferred Shares and Series E1 Preferred Shares, the date specified by written consent or agreement of the Majority Series E Holders. Any conversion pursuant to this Article 8.3(C) shall be referred to as an “Automatic Conversion”.

(D)	Conversion Mechanism. The conversion hereunder of any Preferred Share shall be effected in the following manner:

(1) Except as provided in Articles 8.3(D)(2) and 8.3(D)(3) below, before any holder of any Preferred Shares shall be entitled to convert the same into Class B Ordinary Shares, such holder shall surrender the certificate or certificates therefor (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) at the office of the Company or of any transfer agent for such share to be converted and shall give notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Class B Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of applicable Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Class B Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such notice and such surrender of the Preferred Shares to be converted, the Register of Members of the Company shall be updated accordingly to reflect the same, and the Person or Persons entitled to receive the Class B Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class B Ordinary Shares as of such date.

(2) If the conversion is in connection with an underwritten public offering of securities, the conversion will be conditioned upon the closing with the underwriter(s) of the sale of securities pursuant to such offering and the Person(s) entitled to receive the Class B Ordinary Shares issuable upon such conversion shall not be deemed to have converted the Preferred Shares until immediately prior to the closing of such sale of securities.

(3) Upon the occurrence of an event of Automatic Conversion, all holders of Preferred Shares to be automatically converted will be given at least ten (10) days’ prior written notice of the date fixed (which date shall in the case of a Qualified IPO be the latest practicable date immediately prior to the closing of the Qualified IPO) and the place designated for automatic conversion of all such Preferred Shares pursuant to this Article 8.3(D). Such notice shall be given pursuant to Articles 108 through 112 to each record holder of such Preferred Shares at such holder’s address appearing on the register of members. On or before the date fixed for conversion, each holder of such Preferred Shares shall surrender the applicable certificate or certificates (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) for all such shares to the Company at the place designated in such notice. On the date fixed for conversion, the Company shall promptly effect such conversion and update its register of members to reflect such conversion, and all rights with respect to such Preferred Shares so converted will terminate, with the exception of the right of a holder thereof to receive the Class B Ordinary Shares issuable upon conversion of such Preferred Shares, and upon surrender of the certificate or certificates therefor (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor), to receive certificates (if applicable) for the number of Class B Ordinary Shares into which such Preferred Shares have been converted. All certificates evidencing such Preferred Shares shall, from and after the date of conversion, be deemed to have been retired and cancelled and the Preferred Shares represented thereby converted into Class B Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(4) The Company may effect the conversion of Preferred Shares in any manner available under applicable law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Class B Ordinary Shares. For purposes of the repurchase or redemption, the Company may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of its capital.

(5) No fractional Class B Ordinary Shares shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the discretion of the Board of Directors either (i) pay cash equal to such fraction multiplied by the fair market value for the applicable Preferred Share as determined and approved by the Board of Directors (so long as such approval includes the approval of the Requisite Preferred Directors), or (ii) issue one whole Ordinary Share for each fractional share to which the holder would otherwise be entitled.

(6) Upon conversion, all accrued but unpaid share dividends on the Preferred Shares shall be paid in shares and all accrued but unpaid cash dividends on the Preferred Shares shall be paid either in cash or by the issuance of a number of further Class B Ordinary Shares equal to the value of such cash amount, at the option of the holders of the Preferred Shares.

(E)

Adjustment of the Conversion Price. Each Conversion Price shall be adjusted and readjusted from time to time as provided below, save that no adjustment shall have the effect that the relevant Conversion Price would be less than the par value of the Class B Ordinary Shares into which the Preferred Shares are to be converted:

(1) Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Class B Ordinary Shares, the Conversion Price in effect immediately prior to such subdivision with respect to each Preferred Share shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Class B Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination with respect to each Preferred Share shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(2) Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Class B Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Class B Ordinary Shares payable in additional Class B Ordinary Shares, the Conversion Price then in effect with respect to each Preferred Share shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Conversion Price by a fraction (i) the numerator of which is the total number of Class B Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Class B Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Class B Ordinary Shares issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of the applicable series of Preferred Shares simultaneously receive a dividend or other distribution of shares of Class B Ordinary Shares in a number equal to the number of shares of Class B Ordinary Shares as they would have received if all outstanding shares of such series of Preferred Shares had been converted into Class B Ordinary Shares on the date of such event.

(3) Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Class B Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a liquidation in Article 8.2(B)), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such shares would have received in connection with such event had the relevant Preferred Shares been converted into Class B Ordinary Shares immediately prior to such event.

(4)	Adjustments to Conversion Price for Dilutive Issuance.

(a) Special Definition. For purpose of this Article 8.3(E)(4), the following definitions shall apply:

(i) “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Class B Ordinary Shares or Convertible Securities.

(ii) “Convertible Securities” shall mean any indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Class B Ordinary Shares.

(iii) “New Securities” shall mean any Equity Securities issued (or, pursuant to Article 8.3(E)(4)(c), deemed to be issued) by the Company after the date on which these Articles are adopted, other than the following issuances (collectively, the “Excepted Issuances”):

a).	any Equity Securities issued by the Company pursuant to the Purchase Agreement or Section 11.30 of Shareholders Agreement;

b).

up to 89,208,387 Class B Ordinary Shares (as appropriately adjusted for share splits or share consolidation reclassification and other similar events) and/or options or warrants therefor to the Group Companies’ employees, officers, directors, contractors, advisors or consultants pursuant to the ESOP;

c).	Class B Ordinary Shares actually issued upon the conversion or exchange of Convertible Securities, provided such issuance is pursuant to the terms of such Convertible Security;

d).

any Equity Securities of the Company issued in connection with any share split or sub-division, share dividend, combination, recapitalization or other similar transaction of the Company, as described in Article 8.3(E)(1) through Article 8.3(E)(3) and as approved in accordance with Article 8.4(B) hereof;

e).	any Equity Securities of the Company issued pursuant to the bona fide firmly underwritten public offering duly approved in accordance with Article 8.4(B) hereof;

f).

any Equity Securities of the Company issued in connection with the bona fide acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, in any case, as duly approved in accordance with Article 8.4(B) hereof;

g).

any Equity Securities of the Company issued to Persons or entities with which the Company has a strategic business relationship as duly approved by the Board, provided that the primary purpose of such issuance is not for equity financing purposes; and

h).	any Equity Securities of the Company, the issuance of which is duly approved in accordance with Article 8.4(B) hereof and is not offered to any existing holders of Shares of the Company.

(b) No Adjustment of Conversion Price. No adjustment in the Conversion Price with respect to any Preferred Share shall be made in respect of the issuance of New Securities unless the consideration per Ordinary Share (determined pursuant to Article 8.3(E)(4)(e) hereof) for the New Securities issued or deemed to be issued by the Company is less than such Conversion Price in effect immediately prior to such issuance, as provided for by Article 8.3(E)(4)(d). No adjustment or readjustment in the Conversion Price with respect to any Preferred Share otherwise required by this Article 8.3 shall affect any Class B Ordinary Shares issued upon conversion of any Preferred Share prior to such adjustment or readjustment, as the case may be.

(c) Deemed Issuance of New Securities. In the event the Company at any time or from time to time after the Series F Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any series or class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Class B Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number for anti-dilution adjustments) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or the exercise of such Options, shall be deemed to be New Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which New Securities are deemed to be issued:

(i) no further adjustment in the Conversion Price with respect to any Preferred Share shall be made upon the subsequent issue of Convertible Securities or Class B Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities or upon the subsequent issue of Options for Convertible Securities or Class B Ordinary Shares;

(ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Class B Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the then effective Conversion Price with respect to any Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii) no readjustment pursuant to Article 8.3(E)(4)(c)(ii) shall have the effect of increasing the then effective Conversion Price with respect to any Preferred Share to an amount which exceeds the Conversion Price with respect to such Preferred Share that would have been in effect had no adjustments in relation to the issuance of the Options or Convertible Securities as referenced in Article 8.3(E)(4)(c)(ii) been made;

(iv) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that have not been exercised, the then effective Conversion Price with respect to any Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(x)

in the case of Convertible Securities or Options for Class B Ordinary Shares, the only New Securities issued were the Class B Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(y)

in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the New Securities deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Article 8.3(E)(4)(e)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(v) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price with respect to any Preferred Share which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price with respect to such Preferred Share shall be adjusted pursuant to this Article 8.3(E)(4)(c) as of the actual date of their issuance.

(d) Adjustment of the Conversion Price upon Issuance of New Securities. In the event of an issuance of New Securities, at any time after the Series F Issue Date, for a consideration per Ordinary Share received by the Company (net of any selling concessions, discounts or commissions) less than the Conversion Price with respect to any Preferred Share (to avoid any doubt, including the Earn-out Shares, if any) in effect immediately prior to such issue, then and in such event, the applicable Conversion Price with respect to such Preferred Share shall be reduced, concurrently with such issue, to a price determined as set forth below:

NCP = OCP * (OS + (NP/OCP))/(OS + NS)

WHERE:

NCP = the new Conversion Price with respect to such Preferred Share,

OCP = the Conversion Price with respect to such Preferred Share in effect immediately before the issuance of the New Securities,

OS = the total outstanding Class B Ordinary Shares immediately before the issuance of the New Securities plus the total Class B Ordinary Shares issuable upon conversion or exchange of all the outstanding Preferred Shares, Convertible Securities and exercise of outstanding Options,

NP = the total consideration received for the issuance or sale of the New Securities, and

NS = the number of New Securities issued or sold.

(e) Determination of Consideration. For purposes of this Article 8.3(E)(4), the consideration received by the Company for the issuance of any New Securities shall be computed as follows:

(i) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any New Securities;

(2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined and approved in good faith by the Board of Directors (so long as such approval includes the approval of the Requisite Preferred Directors); provided, however, that no value shall be attributed to any services performed by any employee, officer or director of any Group Company;

(3) in the event New Securities are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received which relates to such New Securities, computed as provided in clauses (1) and (2) above, as reasonably determined in good faith by the Board of Directors, including the consent of the Requisite Preferred Directors.

(ii) Options and Convertible Securities. The consideration per Ordinary Share received by the Company for New Securities deemed to have been issued pursuant to Article 8.3(E)(4)(c) hereof relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities (determined in the manner described in paragraph (i) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (y) the maximum number of Class B Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(5) Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 8.3(E) are not strictly applicable, but the failure to make any adjustment to the Conversion Price with respect to any Preferred Share, would not fairly protect the conversion rights of the holders of such Preferred Shares in accordance with the essential intent and principles hereof, then the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 8.3(E), necessary to preserve, without dilution, the conversion rights of the holders of such Preferred Shares.

(6) No Impairment. The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8.3 and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of Preferred Shares against impairment.

(7) Certificate of Adjustment. In the case of any adjustment or readjustment of the Conversion Price with respect to any Preferred Share, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate by notice to each registered holder of such Preferred Shares at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the Conversion Price with respect to such Preferred Share, in effect before and after such adjustment or readjustment, and (iv) the type and number of Equity Securities of the Company, and the type and amount, if any, of other property which would be received upon conversion of such Preferred Shares after such adjustment or readjustment.

(8) Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment set forth in this Article 8.3(E), the Company shall give notice to the holders of the relevant Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price with respect to the relevant Preferred Share, and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the relevant Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(9) Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Class B Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Class B Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Class B Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of Preferred Shares, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Class B Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(10) Notices. Any notice required or permitted pursuant to this Article 8.3 shall be given in writing and shall be given in accordance with Articles 108 through 112.

(11) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or allotment of Class B Ordinary Shares upon conversion of the Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and allotment of Class B Ordinary Shares in a name other than that in which such Preferred Shares so converted were registered.

8.4 Voting Rights.

(A)

General Rights. Subject to the provisions of the Memorandum and these Articles, at all general meetings of the Company, the holder of a Preferred Share shall be entitled to such number of votes as equals the whole number of Class B Ordinary Shares into which such holder’s collective Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Members is first solicited. To the extent that the Statute or the Articles allow the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D1 Preferred Shares Series E Preferred Shares, Series E1 Preferred Shares or Series F Preferred Shares to vote separately as a class or series with respect to any matters, such Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D1 Preferred Shares. Series E Preferred Shares, Series E1 Preferred Shares and Series F Preferred Shares shall have the right to vote separately as a class or series with respect to such matters. Notwithstanding the foregoing, the Series E Preferred Shares and Series E1 Preferred Shares shall always vote together as a single class or series with respect to any matters.

(B) Protective Provisions.

1.

Approval by Majority Preferred Holders. The Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, and no Member shall permit the Company to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, and the Company shall not permit any other Group Company to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved in writing by the Majority Preferred Holders:

(1)

any action that reclassifies any outstanding shares into shares having rights, preferences, privileges, powers, limitations or restrictions senior to or on a parity with any series of Preferred Shares in issue, whether as to liquidation, conversion, dividend, voting, redemption or otherwise;

(2)

any adverse amendment or change of the rights, preferences, privileges, powers, limitations or restrictions of or concerning, or the limitations or restrictions provided for the benefit of, any series of Preferred Shares in issue;

(3)	any liquidation (other than any Deemed Liquidation Event and Share Sale), dissolution or winding up of any Group Company;

(4)

any purchase, repurchase, redemption or retirements of any Equity Security of any Group Company other than (x) Exempted Distributions and (y) any matters approved in accordance with Article 8.4(B)4 hereof;

(5)

any amendment or modification to or waiver under any of the Charter Documents of any Group Company, other than (i) any amendment to resolve any conflict or inconsistency with the Shareholders Agreement in accordance with the terms of the Shareholders Agreement, and (ii) any amendment arising as a result of the matters approved in accordance with Article 8.4(B)4 hereof;

(6)	any declaration, set aside or payment of a dividend or other distribution by any Group Company, or the adoption of, or any change to, the dividend policy of any Group Company;

(7)

the commencement of or consent to any proceeding seeking (i) to adjudicate it as bankrupt or insolvent, (ii) liquidation, winding up or dissolution of any of the Group Companies under any Law relating to bankruptcy or insolvency, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property;

(8)	any change of the size or composition of the board of directors of any Group Company;

(9)

the adoption, material amendment or termination of the ESOP or any other equity incentive, purchase or participation plan for the benefit of any employees, officers, directors, contractors, advisors or consultants of any of the Group Companies;

(10)	[Reserved]; or

(11)	any action by a Group Company to authorize, approve or enter into any agreement or obligation with respect to any of the actions listed above.

Notwithstanding anything to the contrary contained herein, where any act listed in clauses (1) through (11) above requires the approval of the Members of the Company in accordance with the Statute, and if the Members vote in favour of such act but the approval of the Majority Preferred Holders, voting together as a single class on an As-Converted Basis, has not yet been obtained, then the Majority Preferred Holders shall, in such vote, have the voting rights equal to the aggregate voting power of all the shareholders who voted in favour of such act plus one (1).

2.

Approval by the Majority Series E Holders. The Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, and no Member shall permit the Company to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, and the Company shall not permit any other Group Company to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved in writing by the Majority Series E Holders:

(1)

(i) any issuance of New Securities and (ii) any issuance of Equity Securities set forth under Article 8.3(E)(4)(a)(iii)g) hereof, for consideration per Ordinary Share received by the Company (on an As-Converted Basis and net of any selling concessions, discounts or commissions) less than the Series E Conversion Price (as adjusted for share splits, share dividends, combinations, recapitalizations and similar events);

(2)

any action that reclassifies any issued and outstanding shares into shares having rights, preferences, privileges, powers, limitations or restrictions senior to or on a parity with the Series E Preferred Shares or Series E1 Preferred Shares in issue, whether as to liquidation, conversion, dividend, voting, redemption or otherwise;

(3)

any adverse amendment or change of the rights, preferences, privileges, powers, limitations or restrictions of or concerning, or the limitations or restrictions provided for the benefit of, the Series E Preferred Shares or Series E1 Preferred Shares; or

(4)

any IPO which is not a Qualified IPO, with an offering price per share (net of underwriting commissions and expenses) that is less than the Series E Conversion Price (as adjusted for share splits, share dividends, combinations, recapitalizations and similar events).

Notwithstanding anything to the contrary contained herein, where any act listed in clauses (1) through (4) above requires the approval of the Members of the Company in accordance with the Statute, and if the Members vote in favour of such act but the approval of the Majority Series E Holders, voting together as a single class on an As-Converted Basis, has not yet been obtained, then the Majority Series E Holders shall, in such vote, have the voting rights equal to the aggregate voting power of all the shareholders who voted in favour of such act plus one (1).

3.

Approval by the Majority Series F Holders. The Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, and no Member shall permit the Company to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, and the Company shall not permit any other Group Company to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved in writing by the Majority Series F Holders (which shall include (i) CICC’s approval if CICC holds no less than one-fourth of the then issued and outstanding Series F Preferred Shares of the Company; and (ii) Xiamen Investor’s approval if Xiamen Investor holds no less than one-fourth of the then issued and outstanding Series F Preferred Shares of the Company. for the purpose of calculating the number of Series F Preferred Shares under this Article 8.4(B)3, the number of Series F Preferred Shares of CICC or Xiamen Investor shall include those of its Affiliates and those held by any Person acting in concert with CICC or Xiamen Investor (with reasonable and sufficient evidences provided to the Company) collectively):

(1)

(i) any issuance of New Securities and (ii) any issuance of Equity Securities set forth under Article 8.3(E)(4)(a)(iii)g) hereof, for consideration per Ordinary Share received by the Company (on an As-Converted Basis and net of any selling concessions, discounts or commissions) less than the Series F Conversion Price (as adjusted for share splits, share dividends, combinations, recapitalizations and similar events);

(2)

any action that reclassifies any issued and outstanding shares into shares having rights, preferences, privileges, powers, limitations or restrictions senior to or on a parity with the Series F Preferred Shares in issue, whether as to liquidation, conversion, dividend, voting, redemption or otherwise;

(3)

any adverse amendment or change of the rights, preferences, privileges, powers, limitations or restrictions of or concerning, or the limitations or restrictions provided for the benefit of, the Series F Preferred Shares; or

(4)

any IPO which is not a Qualified IPO, with an offering price per share (net of underwriting commissions and expenses) that is less than the Series F Conversion Price (as adjusted for share splits, share dividends, combinations, recapitalizations and similar events).

Notwithstanding anything to the contrary contained herein, where any act listed in clauses (1) through (4) above requires the approval of the Members of the Company in accordance with the Statute, and if the Members vote in favour of such act but the approval of the Majority Series F Holders, voting together as a single class on an As-Converted Basis, has not yet been obtained, then the Majority Series F Holders shall, in such vote, have the voting rights equal to the aggregate voting power of all the shareholders who voted in favour of such act plus one (1).

4.

Board Approvals. Subject to the requirements of the Statute, the Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, and the Members shall not permit the Company to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, and the Company shall not permit any other Group Company to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved by the Board (which approval includes the approval of the Requisite Preferred Directors):

(1)

any action that authorizes, creates or issues (A) any class or series of Equity Securities except for the grant and issuance under ESOP or any other equity incentive, purchase or participation plan for the benefit of any employees, officers, directors, contractors, advisors or consultants of any of the Group Companies, or (B) any other Equity Securities of any Group Company (other than the Company) except for the Conversion Shares;

(2)

any increase or decrease in the authorized number of Preferred Shares, Class A Ordinary Shares or Class B Ordinary Shares or any series thereof (except pursuant to any conversion of such Preferred Shares in accordance with Article 8.3 hereof);

(3)	any issuance of Equity Securities by a Subsidiary or an Affiliate of any Group Company;

(4)

subject to the approval by the shareholders, the merger, amalgamation or consolidation of the Company or any Group Company with any Person, the reorganization, restructuring or arrangement of any Group Company and relief of debtors;

(5)

the purchase or other acquisition by any Group Company (whether individually or in combination with the Company or any other Group Company) of all or substantially all of the assets, equity or business of another Person, each in excess of US$15,000,000 in aggregate in a fiscal year;

(6)	any Deemed Liquidation Event or any Share Sale;

(7)	any sale, transfer, lease, or other disposal of, or the incurrence of any Lien on, all or substantial all assets of any Group Company, which is a Deemed Liquidation Event;

(8)	any initial public offering of any Equity Securities of any Group Company; determination of the listing venue, timing, valuation and other terms of the initial public offering;

(9)

any sale, transfer, grant of an exclusive license, or other disposal of, or the incurrence of any Lien on, the material intellectual property of any Group Company that are outside the ordinary course of business;

(10)	making any capital commitment or expenditure in excess of US$15,000,000 in aggregate in a fiscal year;

(11)

providing any loans or any guarantee (excluding the guarantee of Indebtedness as provided under subsection (16) below) for the benefit of any Person (except for any Group Company, or Subsidiary or Affiliate of the Group Company) in any form in excess of RMB7,500,000 in aggregate in a fiscal year;

(12)	any material change to the principal business of any Group Company;

(13)	entering into any joint venture or material alliance with any Person, in excess of US$15,000,000 in aggregate in a fiscal year;

(14)

any transaction (including but not limited to the termination, extension, continuation after expiry, renewal, amendment, variation or waiver of any term under agreement with respect to any transaction or series of transactions) between a Group Company and any Related Party thereof which is outside the ordinary course of business or not on a fair and arm’s length basis, including, to avoid any doubt, without limitation, (i) any sale, transfer, lease, or other disposal of the assets (including the intellectual properties) of any Group Company to any Related Party and (ii) the compensation (in cash or equity) of or any loans to the Principals, officers and directors of the Group Companies outside the ordinary course of business, other than those among the Group Companies;

(15)

the appointment or removal of the Auditor or the auditors for any other Group Company, or any material change in accounting policies and procedures, or the change of the term of the fiscal year for any Group Company;

(16)	incurrence by a Group Company of any Indebtedness or guarantees of Indebtedness in excess of US$15,000,000 in aggregate in a fiscal year;

(17)

any adoption of or change to, a significant tax or accounting practice or policy or any internal financial controls and authorization policies, or the making of any significant tax or accounting election;

(18)

any proposed amendment of the Budget and Business Plan that would (i) increase the Company’s budgeted net losses in the relevant financial year by one hundred percent (100%) or more, or (ii) reduce the Company’s budgeted revenue in the relevant financial year by fifty percent (50%) or more;

(19)

any investment in, establishment of, or divestiture or sale or pledge or mortgage by any Group Company of an interest in a Subsidiary or an Affiliate, each in excess of US$15,000,000 in aggregate in a fiscal year;

(20)	any other actions or transactions out of the ordinary course of business of such Group Company; or

(21)	any action by a Group Company to authorize, approve or enter into any agreement or obligation with respect to any of the actions listed above.

8.5 Redemption Rights

(A)

Redemption. After 15 May 2024 and as long as no Qualified IPO has been consummated, if any holder of the then outstanding Preferred Shares (the “Initiating Holder”) gives a written notice by hand or letter mail or courier service to the Company at its principal executive offices at any time or from time to time (the “Initial Redemption Notice”) requesting redemption of all or part of such Initiating Holder’s Preferred Shares, the Company shall (1) promptly thereafter provide all of the other holders of Preferred Shares notice (pursuant to Articles 108 through 112) of the Initial Redemption Notice and of their right to participate in such redemption, which right is exercisable by each such holder in their own discretion by delivering a written notice (each, a “Redemption Notice”) by hand or letter mail or courier service to the Company at its principal executive offices within fifteen (15) days of the giving of such notice by the Company, requesting and specifying redemption of all or part of their Preferred Shares, and (2) pay to each holder (each, a “Redeeming Preferred Shareholder”) of a Preferred Share for which an Initial Redemption Notice or a Redemption Notice has been timely submitted (each, a “Redeeming Preferred Share”), in respect of such Redeeming Preferred Share, an amount equal to (i) with respect to each Series A Preferred Share, the sum of the Series A Issue Price, plus an amount calculated at a simple annual interest rate of eight percent (8%) of the Series A Issue Price, plus any accrued but unpaid dividends on such Share, (ii) with respect to each Series B Preferred Share, the sum of the Series B Issue Price, plus an amount calculated at a simple annual interest rate of eight percent (8%) of the Series B Issue Price, plus any accrued but unpaid dividends on such Share, (iii) with respect to each Series C Preferred Share, the sum of the applicable Series C Issue Price, plus an amount calculated at a simple annual interest rate of eight percent (8%) of the Series C Issue Price, plus any accrued but unpaid dividends on such Share, (iv) with respect to each Series D1 Preferred Share, the sum of the applicable Series D1 Issue Price, plus an amount calculated at a simple annual interest rate of eight percent (8%) of the Series D1 Issue Price, plus any accrued but unpaid dividends on such Share, (v) with respect to each Series E Preferred Share, the sum of the applicable Series E Issue Price, plus an amount calculated at a simple annual interest rate of eight percent (8%) of the Series E Issue Price, plus any accrued but unpaid dividends on such Share, (vi) with respect to each Series E1 Preferred Share, the sum of the applicable Series E1 Issue Price, plus an amount calculated at a simple annual interest rate of eight percent (8%) of the Series E1 Issue Price starting from the Series E1 Issue Date, plus any accrued but unpaid dividends on such Share, and (vii) with respect to each Series F Preferred Share (to avoid any doubt, when calculating the Redemption Price of Series F Preferred Shares, the number of Earn-out Shares shall be excluded), the sum of the applicable Series F Issue Price, plus an amount calculated at a simple annual interest rate of eight percent (8%) of the Series F Issue Price starting from the Applicable Series F Closing Date, plus any accrued but unpaid dividends on such Share, in each case as proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, or mergers (the “Redemption Price”), with each Redemption Price to be paid on a date to be determined at the discretion of the Company, but in any event within three hundred and sixty-five (365) days of the date of the Initial Redemption Notice (the “Redemption Price Payment Date”); provided that (i) in the event that the Redemption Price is paid within ninety (90) days from the date of the Initial Redemption Notice, then no interests shall accrue on the applicable Original Issue Price with respect to the period from the Initial Redemption Notice till the Redemption Price Payment Date, and (ii) in the event that the Redemption Price is paid after ninety (90) days of the date of the Initial Redemption Notice, then an interest calculated at a simple annual interest rate of eight percent (8%) shall accrue on the applicable Original Issue Price with respect to the period starting from the ninety-one (91) day after the Initial Redemption Notice till the Redemption Price Payment Date.

(B)

Insufficient Funds. If the Company fails to pay on the Redemption Price Payment Date the full Redemption Price in respect of each Redeeming Preferred Share to be redeemed on such date because it has inadequate funds legally available therefor or for any other reason, the funds that are legally available shall nonetheless be paid and applied on the Redemption Price Payment Date in a pro-rata manner against each Redeeming Preferred Share in accordance with the priorities set forth in Article 8.2A, and the shortfall shall be paid and applied from time to time out of legally available funds immediately as and when such funds become legally available in a pro-rata manner against each Redeeming Preferred Share in accordance with the priorities set forth in Article 8.2A, such that, in any case, the full Redemption Price shall not be deemed to have been paid in respect of any Redeeming Preferred Share and the redemption shall not be deemed to have been consummated in respect of any Redeeming Preferred Share on the Redemption Price Payment Date, and each Redeeming Preferred Shareholder shall remain entitled to all of its rights, including (without limitation) its voting rights, in respect of each Redeeming Preferred Share, and each of the Redeeming Preferred Shares shall remain “outstanding” for the purposes of these Articles, until such time as the Redemption Price in respect of each Redeeming Preferred Share has been paid in full (the “Redemption Date”) whereupon all such rights shall automatically cease, the Register of Members shall be updated accordingly and the Redeeming Preferred Shares shall be cancelled. Any portion of the Redemption Price not paid by the Company in respect of any Redeeming Preferred Share on the Redemption Price Payment Date shall continue to be owed to the holder thereof.

(C)

Waivers. The Company may, with the written consent of the Majority Preferred Holders and without the need to amend this Article 8.5, modify, waive, or deviate from any of the requirements of, or procedures set forth in, this Article 8.5, provided that if any such modification, waiver, or deviation has an adverse effect on any Redeeming Preferred Shareholder as compared on a relative basis (based on the amounts they are entitled to receive on redemption) to other Redeeming Preferred Shareholder(s), the consent of such Redeeming Preferred Shareholder whose interests are being adversely affected shall be required.

(D)

No Impairment. Once the Company has received an Initial Redemption Notice, it shall not (and shall not permit any Subsidiary to) take any action which could have the effect of delaying, undermining or restricting the redemption, and the Company shall in good faith use all reasonable efforts as expeditiously as possible to increase the amount of legally available redemption funds including without limitation, causing any other Group Company to distribute any and all available funds to the Company for purposes of paying the Redemption Price for all Redeeming Preferred Shares on the Redemption Price Payment Date, and until the date on which each Redeeming Preferred Share is redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

ORDINARY SHARES

9.	Certain rights, preferences, privileges and limitations of the Ordinary Shares of the Company are as follows:

9.1

Dividend Provision. Subject to the preferential rights of holders of all series and classes of Shares in the Company at the time outstanding having preferential rights as to dividends, the holders of the Ordinary Shares shall, subject to the Statute and these Articles, be entitled to receive, when, as and if declared by the Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Directors.

9.2	Liquidation. Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all assets and funds of the Company shall be distributed as provided in Article 8.2.

9.3

Voting Rights. The holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the Members. Each Class A Ordinary Share shall be entitled to twenty (20) votes on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at general meetings of the Company. The holder of each Ordinary Share shall be entitled to notice of any Members’ meeting in accordance with these Articles, and shall be entitled to vote upon such matters and in such manner as may be provided for in these Articles.

9.4

Conversion. Each Class A Ordinary Share is convertible into one (1) Class B Ordinary Share at any time by the holder thereof. The right to convert shall be exercisable by the holder of the Class A Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class A Ordinary Shares into Class B Ordinary Shares.

Any conversion of Class A Ordinary Shares into Class B Ordinary Shares pursuant to these Articles shall be effected by means of the re-designation of each relevant Class A Ordinary Share as a Class B Ordinary Share.

For the avoidance of doubt, Class B Ordinary Shares are not convertible into Class A Ordinary Shares under any circumstances.

9.5

Automatic Conversion. Any number of Class A Ordinary Shares held by a holder thereof will be automatically and immediately converted into an equal number of Class B Ordinary Shares upon the occurrence of any of the following:

(A)

any direct or indirect sale, transfer, assignment or disposition of such number of Class A Ordinary Shares by the holder thereof or an Affiliate of such holder or the direct or indirect transfer or assignment of the voting power attached to such number of Class A Ordinary Shares through voting proxy or otherwise to any person or entity that is not an Affiliate of such holder;

(B)

the direct or indirect sale, transfer, assignment or disposition of a majority of the issued and outstanding voting securities of, or the direct or indirect transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or the direct or indirect sale, transfer, assignment or disposition of all or substantially all of the assets of, a holder of Class A Ordinary Shares that is an entity to any person or entity that is not an Affiliate of such holder; or

(C)	the Principal who beneficially owns such Class A Ordinary Shares ceasing to be a full-time employee or consultant of the Group.

9.6

Pari Passu Ranking. Except for voting rights and conversion rights as set out in Articles 9.3 to 9.5 (inclusive), the Class A Ordinary Shares and Class B Ordinary Shares shall rank pari passu and shall have the same rights, preferences, privileges and restrictions.

REGISTER OF MEMBERS

10.

The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members, the list required to be sent to Members under Article 38, or the other books and records of the Company, or to vote in person or by proxy at any meeting of Members.

FIXING RECORD DATE

11.

The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

12.

If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

13.

Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

14.

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

15.

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

16.

The Shares of the Company are subject to transfer restrictions as set forth in the Shareholders Agreement and the Right of First Refusal and Co-Sale Agreement, by and among the Company and certain of its Members. The Company will only register transfers of Shares that are made in accordance with such agreements and will not register transfers of Shares that are made in violation of such agreements. The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

17.

The Company is permitted to redeem, purchase or otherwise acquire any of the Company’s Shares, so long as such redemption, purchase or acquisition (i) is pursuant to any redemption provisions set forth in the Statute and these Memorandum and Articles, (ii) is pursuant to the ESOP, or (iii) is as otherwise agreed by the holder of such Share and the Company, subject in the case of clause (ii) or (iii) to compliance with any applicable restrictions set forth in the Shareholders Agreement, the Right of First Refusal and Co-Sale Agreement, the Memorandum and these Articles.

18.

Subject to the provisions of the Statute and these Articles, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. Subject to the provisions of the Statute and these Articles, the Directors may authorize the redemption or purchase by the Company of its own Shares in such manner and on such terms as they think fit and may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

19.

Subject to Article 8, if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may only be varied with the consent in writing of Members holding not less than a majority of the votes entitled to be cast by holders (in person or by proxy) of Shares on a poll at a general meeting of such class affected by the proposed variation of rights or with the sanction of a resolution of such Members holding not less than a majority of the votes which could be cast by holders (in person or by proxy) of Shares of such class on a poll at a general meeting but not otherwise.

20.

For the purpose of the preceding Article, all of the provisions of these Articles relating to general meetings shall apply, to the extent applicable, mutatis mutandis, to every meeting of holders of separate class of shares, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least a majority of the issued Shares of such class and that any Member holding Shares of such class, present in person or by proxy, may demand a poll.

21.

Subject to Article 8, the rights conferred upon the holders of Shares or any class of Shares shall not, unless otherwise expressly provided by the terms of issue of such Shares, be deemed to be varied by (i) the creation, redesignation, or issue of Shares ranking senior thereto or pari passu therewith, or (ii) the rights to appoint Director(s) referred to in Article 63.1(A) and any change of Directors referred to in Article 69.

COMMISSION ON SALE OF SHARES

22.

The Company may, with the approval of the Board (so long as such approval includes the approval of the Requisite Preferred Directors), so far as the Statute permits, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF INTERESTS

23.

The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

24.

If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognised by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

25.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee.

26.

If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

27.	Subject to Article 8, the Company may by Ordinary Resolution:

27.1	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

27.2	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

27.3	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value;

27.4	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

27.5	perform any action not required to be performed by Special Resolution.

28.

Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, and subject further to Article 8, the Company may by Special Resolution:

28.1	change its name;

28.2	alter or add to these Articles;

28.3	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

28.4	reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

29.	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

30.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

31.

The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings, the report of the Directors (if any) shall be presented.

32.	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

33.

A Members requisition is a requisition of Members of the Company holding, on the date of deposit of the requisition, not less than either (i) a majority of the voting power of all of the Ordinary Shares, or (ii) a majority of the voting power of the Preferred Shares (on an As Converted Basis) of the Company, entitled to attend and vote at general meetings of the Company.

34.

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

35.

If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

36.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

37.

At least five (5) Business Days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat (including the Preferred Shares on an As-Converted Basis), and (ii) by the Majority Preferred Holders (or their proxies). Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat (including the Preferred Shares on an As-Converted Basis), and (ii) by the Majority Preferred Holders (or their proxies).

38.

The officer of the Company who has charge of the Register of Members of the Company shall prepare and make, at least two (2) Business Days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member. Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) Business Days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

PROCEEDINGS AT GENERAL MEETINGS

39.

The holders of a majority of the aggregate voting power of all of the Ordinary Shares entitled to notice of and to attend and vote at such general meeting (including the Preferred Shares on an As-Converted Basis) and the Majority Preferred Holders, together, present in person or by proxy or if a company or other non-natural Person by its duly authorised representative shall be a quorum. Subject to Article 42, no business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business.

40.

A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

41.

A resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if it is signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives).

42.

A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares of the Company represented at the meeting may adjourn the meeting from time to time, until a quorum shall be present or represented; provided that, if notice of such meeting has been duly delivered to all Members five (5) Business Days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one hour from the time appointed for the meeting solely because of the absence of any Member, the meeting shall be adjourned to the fifth (5th) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all Members forty-eight (48) hours prior to the adjourned meeting in accordance with the notice procedures under Articles 108 through 112 and, if at the adjourned meeting, the quorum is not present within one half hour from the time appointed for the meeting solely because of the absence of any Member, then the presence of such Member shall not be required at such adjourned meeting for purposes of establishing a quorum. At such adjourned meeting, no business shall be transacted other than the business that might have been transacted at the meeting as originally notified.

43.

The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within ten (10) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their number, or shall designate a Member, to be chairman of the meeting.

44.

With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting.

45.	A resolution put to the vote of the meeting shall be decided by poll and not on a show of hands.

46.	On a poll a Member shall have one vote for each Ordinary Share he holds on an As-Converted Basis.

47.

Except on a poll on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

48.	A poll on a question of adjournment shall be taken forthwith.

49.

A poll on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

50.	Except as otherwise required by law or these Articles, the Ordinary Shares and the Preferred Shares shall vote together on an As-Converted Basis on all matters submitted to a vote of Members.

51.

In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

52.

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

53.

No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of Shares unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such Member in respect of Shares have been paid.

54.

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

55.	Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

56.

A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

PROXIES

57.

The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

58.

The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting.

59.

The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

60.

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

61.

Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

62.

Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS; OBSERVERS

63. 63.1 Board of Directors

(A)

Immediately after the Closing, the authorized number of directors on the Board shall be no more than twelve (12) directors, with the composition of the Board determined as follows: (a) the Principals (for so long as the respective Principal Holding Company holds any Shares) shall be entitled to designate, appoint, remove, replace and reappoint at any time or from time to time, five (5) directors on the Board (the “Ordinary Directors”), and (b) each of Internet Fund IV Pte. Ltd., Image Frame Investment (HK) Limited, JenCap MF, GS(for so long as such Person continues to hold any Preferred Shares), GFC2 Ltd, and CICC (for so long as such Person continues to hold any Preferred Shares) and Xiamen Investor (for so long as such Person continues to hold any Preferred Shares) shall be entitled to appoint, remove and re-appoint at any time or from time to time and without the need for any consent or resolution of any other Member (for so long as such person continues to hold any Preferred Shares), one (1) Director on the Board (each an “Investor Director”). Each Director other than Xu Zheng shall have one (1) vote and Xu Zheng who acts as a Director shall have four (4) votes for each of the matters submitted to the Board.

(B)

Notwithstanding anything to the contrary in these Articles, the Company shall, at any time, have the right to adjust the number of the Ordinary Directors to cause the voting rights of the Ordinary Directors in the vote for each of the matters submitted to the Board to be equal to the aggregate voting power of all Investor Directors plus one.

63.2

Each of Peaceful Rise Management Limited, Perfect Canyon Limited, Grant Fortune Fund LP, Glade Brook Private Investors XVI LP, FANTASTIC AUGURY LIMITED, and ASCEND HOPE LIMITED, who is not entitled to appoint any Director to the Board pursuant to this Article 63, shall be entitled to appoint one (1) observer (the “Observer”) to attend all meetings of the Board and all subcommittees of the Board, in a nonvoting observer capacity. If CICC loses its director appointment right pursuant to Section 63.1(A) and for so long as CICC continues to hold any Preferred Shares, it shall be entitled to appoint one (1) observer. If Xiamen Investor for whatsoever reason fails to appoint a director pursuant to Section 63.1(A) and for so long as Xiamen Investor continues to hold any Preferred Shares, it shall be entitled to appoint one (1) observer. The Company shall give the Observer copies of all notices, minutes, consents, and other materials that the Company provides to the Directors at the same time and in the same manner as provided to such Directors; provided, however, that the Observer shall agree to hold in confidence and trust all information so provided. The Observer may be excluded from that portion of a meeting of the Board or a subcommittee thereof to the extent that (i) the Board of Directors has reasonably determined in good faith that the Observer’s presence at such meeting or portion thereof would reasonably be expected to result in the disclosure of trade secrets to a direct competitor of the Group Companies or (ii) counsel to the Company has determined that there is a reasonable likelihood that the Observer’s presence at such meeting or portion thereof would result in the loss of the Company’s attorney-client privilege; provided that to the extent practical the Observer shall be notified in writing by the Company at least forty-eight (48) hours prior to the meeting of the exclusion and grounds on which the exclusion is based and provided further that the Company shall in good faith endeavour to ensure that meetings of the Board or committees thereof are conducted in such a manner as to minimize those portions during which the Observer shall be excluded, with a view to allowing the Observer to attend and observe such meetings to the maximum extent possible. The Observer shall be entitled to be reimbursed for all reasonable out-of-pocket expenses incurred in connection with attending board or committee meetings.

POWERS OF DIRECTORS

64.

Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company; provided, however, that the Company shall not carry out any action inconsistent with Articles 8 and 9. No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

65.

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine.

66.

Subject to Article 8, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

67.

Subject to Article 8, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

68.	The office of a Director shall be vacated if:

68.1	such Director gives notice in writing to the Company that he or she resigns the office of Director; or

68.2	such Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally; or

68.3	such Director is found to be or becomes of unsound mind; or

68.4

such Director is found to have committed the following: (i) dishonesty on the part of such Director which materially and adversely affects any Group Company; (ii) repeated drunkenness, use of illegal substance or other misconduct which materially and adversely interferes with the performance of such Director’s obligations and duties of service or employment agreement; or (iii) such Director’s conviction of a felony, or any crime involving fraud, misrepresentation or moral turpitude or violation of applicable securities laws.

69.

Any Director who shall have been elected by a specified group of Members may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 63, given at a special meeting of such Members duly called or by an action by written consent for that purpose. Any vacancy in the Board of Directors caused as a result of such removal or one or more of the events set out in Article 68 of any Director who shall have been elected by a specified group of Members, may be filled by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 63, given at a special meeting of such Members duly called or by an action by written consent for that purpose, unless otherwise agreed upon among such Members.

PROCEEDINGS OF DIRECTORS

70.

A Director may by a written instrument appoint an alternate who need not be a Director, and an alternate is entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director. At all meetings of the Board of Directors a majority of the number of the Directors in office elected in accordance with Article 63 that includes the Requisite Preferred Directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the Directors present (in person or in alternate) at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Statute, the Memorandum or these Articles. If only one Director is elected, such sole Director shall constitute a quorum. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting, until a quorum shall be present, provided that and subject to Article 8.4(B)(3), if notice of the board meeting has been duly delivered to all directors of the Board prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one half hour from the time appointed for the meeting solely because of the absence of any of the Requisite Preferred Directors, the meeting shall be adjourned to the fifth (5th) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all directors in accordance with the notice procedures hereunder and, if at the adjourned meeting, the quorum is not present within one half hour from the time appointed for the meeting solely because of the absence of any of the Requisite Preferred Directors, then the presence of the Requisite Preferred Directors shall not be required at such adjourned meeting solely for purpose of determining if a quorum has been established, provided that at such adjourned meeting the business not included in the notice shall not be transacted.

71.

Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit, provided however that the board meetings shall be held at least once every three (3) months unless the Board otherwise approves (so long as such approval includes the approval of the Requisite Preferred Directors) and that a written notice of each meeting, agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting shall be sent to all Directors entitled to receive notice of the meeting at least five (5) Business Days before the meeting and a copy of the minutes of the meeting shall be sent to such Persons.

72.

A Person may participate in a meeting of the Directors or committee of the Board of Directors by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time. Participation by a Person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting. In the event of a deadlock of the votes at any meeting of the Directors, the relevant matters shall be submitted to the Members for approval, subject to compliance with Article 8.4(B) hereof.

73.

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Board of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Board of Directors as the case may be, duly convened and held.

74.	Meetings of the Board of Directors may be called by any Director on forty-eight (48) hours’ notice to each Director in accordance with Articles 108 through 112.

75.

The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

76.

The Directors may elect a chairman of their board and determine the period for which he or she is to hold office; but if no such chairman is elected, or if at any meeting the chairman shall not be present within ten (10) minutes after the time appointed for holding the same, the Directors present may choose one of their members to be chairman of the meeting.

77.

All acts done by any meeting of the Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director.

78.	Reserved.

DIRECTORS’ INTERESTS

79.

Subject to Article 82, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

80.

Subject to Article 82, a Director may act by himself or herself or his or her firm in a professional capacity for the Company and such Director or firm shall be entitled to remuneration for professional services as if such Director were not a Director.

81.

Subject to Article 82, a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as Member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

82.

In addition to any further restrictions set forth in these Articles, no Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established, and any such director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest (and if he votes his vote shall be counted) and shall be counted towards a quorum of those present at such meeting, in each case so long as the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith to and are known by the other Directors. A general notice or disclosure to the Directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under this Article.

MINUTES

83.

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of the Board of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

84.

Subject to these Articles, the Board of Directors may establish any committees, and approve the delegation of any of their powers to any committee consisting of one or more Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of the absent or disqualified member if such other Director’s appointment is approved or ratified by the Board of Directors.

85.

Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Board of Directors when required. Subject to these Articles, the proceedings of a committee of the Board of Directors shall be governed by the Articles regulating the proceedings of the Board of Directors, so far as they are capable of applying.

86.

The Board of Directors may also, with prior consent of the Requisite Preferred Directors, delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such Person provided that the appointment of a managing Director shall be revoked forthwith if he or she ceases to be a Director. Any such delegation may be made subject to any conditions the Board of Directors, with prior consent of the Requisite Preferred Directors, may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

87.

Subject to these Articles, the Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

88.

Subject to these Articles, the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

89.	There is no minimum shareholding required to be held by a Director.

REMUNERATION OF DIRECTORS

90.

The remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the Board (including the consent of the Requisite Preferred Directors). The Director who is not an employee of any Group Company shall also be entitled to be paid all reasonable travelling, hotel and other out-of-pocket expenses properly incurred by them in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise in connection with the business of the Company.

91.

The Directors may by resolution of the majority of the Board (including the consent of the Requisite Preferred Directors) approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his or her remuneration as a Director.

SEAL

92.

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Board of Directors authorised by the Board of Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

93.

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

94.

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

95.

Subject to the Statute and these Articles, the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the assets of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

96.	All dividends and distributions shall be declared and paid according to the provisions of Articles 8 and 9.

97.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

98.

Subject to the provisions of Articles 8 and 9, the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

99.

Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

100.	No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

101.

Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend that remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

102.

Subject to these Articles, including but not limited to Article 8, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend as set forth in Articles 8 and 9 hereof and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

103.

The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. The Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such Member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in general meeting or in a written agreement binding on the Company. The Company shall cause all books of account to be maintained for a minimum period of five years from the date on which they were prepared.

104.

The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

105.	The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

106.

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

107.

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an exempted company and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

108.

Except as otherwise provided in these Articles, notices shall be in writing. Notice may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Member or Director (as the case may be) or to the address of such Member or Director as shown in the Register of Members or the Register of Directors (as the case may be) (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member or Director).

109.

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days (not including Saturdays or Sundays or public holidays) after the letter containing the same is sent as aforesaid. Where a notice is sent by fax to a fax number provided by the intended recipient, service of the notice shall be deemed to be effected when the receipt of the fax is acknowledged by the recipient. Where a notice is given by electronic mail to the electronic mail address provided by the intended recipient, service shall be deemed to be effected when the receipt of the electronic mail is acknowledged by the recipient.

110.

A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

111.

Notice of every general meeting shall be given in any manner hereinbefore authorised to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

112.

Whenever any notice is required by law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

113.	If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed, in accordance with Articles 8 and 9.

114.

If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to Articles 8 and 9, determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

115.

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such Director or officer or trustee. Except with respect to proceedings to enforce rights to indemnification pursuant to this Article, the Company shall indemnify any such indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article.

116.

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty respectively.

FINANCIAL YEAR

117.

Unless the Directors otherwise prescribe, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

TRANSFER BY WAY OF CONTINUATION

118.

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution and the written consent of the Majority Preferred Holders, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

MERGERS AND CONSOLIDATIONS

119.

Subject to Article 8.4(B), the Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

DRAG ALONG RIGHTS

120.

At any time after the Series F Issue Date, if (i) (x)the Requisite Preferred Directors, (y) the holders of more than fifty percent (50%) of the outstanding Preferred Shares (on an As-Converted Basis) and (z) the Principals (the aforesaid (x), (y) and (z) are collectively, referred to the “Drag Holders” hereinafter) approve a Deemed Liquidation Event, Share Sale or other sale of all or substantially all of the Company, whether structured as a merger, reorganization, asset sale, share sale, sale of control of the Company, or otherwise (the “Approved Sale”), to any Person (the “Offeror”), and (ii) the Per Share Price of the Company in the Approved Sale is no less than one point three (1.3) times of the Series F Issue Price (as adjusted for share splits, share dividends, combinations, recapitalizations and any other similar events), then at the request of the Drag Holders, the Company shall promptly notify in writing each other Member of such approval and the material terms and conditions of such proposed Approved Sale, whereupon each such Member shall, in accordance with instructions received from the Company at the direction of the Drag Holders:

(i) Sell, at the same time as the Drag Holders sell to the Offeror, in the Approved Sale, all of its Equity Securities of the Company or the same percentage of its Equity Securities of the Company as the Drag Holders sell, on the same terms and conditions as were agreed to by the Drag Holders; provided, however, that such terms and conditions, including with respect to price paid or received per Equity Security of the Company, may differ as between different classes of Equity Securities of the Company in accordance with their relative liquidation preferences as set forth in Article 8.2 and provided further that some Members may be given the right or opportunity to exchange or roll a portion of their Equity Securities of the Company for Equity Securities of the acquirer or an Affiliate thereof in the Approved Sale but in such event there shall be no obligation to afford such right or opportunity to all of the Members;

(ii) Vote all of its Equity Securities of the Company (a) in favour of such Approved Sale, (b) against any other consolidation, recapitalization, amalgamation, merger, sale of securities, sale of assets, business combination, or transaction that would interfere with, delay, restrict, or otherwise adversely affect such Approved Sale, and (c) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to such Approved Sale or that could result in any of the conditions to the closing obligations under such agreement(s) not being fulfilled, and, in connection therewith, to be present (in person or by proxy) at all relevant meetings of the shareholders of the Company (or adjournments thereof) or to approve and execute all relevant written consents in lieu of a meeting.

(iii) Not exercise any dissenters’ or appraisal rights under applicable law with respect to such Approved Sale.

(iv) Take all necessary actions in connection with the consummation of such Approved Sale as reasonably requested by the Drag Holders, including but not limited to the execution and delivery of any share transfer or other agreements prepared in connection with such Approved Sale, and the delivery, at the closing of such Approved Sale involving a sale of stock, of all certificates representing stock held or controlled by such Member, duly endorsed for transfer or accompanied by a duly executed share transfer form, or affidavits and indemnity undertakings with respect to lost certificates.

(v) Restructure such Approved Sale, as and if reasonably requested by the Drag Holders, as a merger, consolidation, restructuring or similar transaction, or a sale of all or substantially all of the assets of the Company, or otherwise.

In any such Approved Sale, (i) each Member shall bear a proportionate share (based upon the relative proceeds received in such transaction) of the Drag Holders’ expenses incurred in the transaction, including, without limitation, legal, accounting and investment banking fees and expenses (to the extent incurred for the benefit of the Company or all shareholders of the Company), (ii) the consideration received pursuant to such Approved Sale shall be distributed among the parties thereto in accordance with Article 8.2(A) (Liquidation Preference) hereof (as if such Approved Sale were a Deemed Liquidation Event, regardless of whether it is a Deemed Liquidation Event), and (iii) each Member shall severally, not jointly, join on a pro rata basis (based upon the relative proceeds received in such transaction) in any indemnification or other obligations that are part of the terms and conditions of such Approved Sale (other than those that relate specifically to a particular Member, such as indemnification with respect to representations and warranties given by such Member regarding such Member’s title to and ownership of shares, due authorization, enforceability, and no conflicts, which shall instead be given solely by such Member) but only up to the net proceeds paid to such Member in connection with such Approved Sale. Without limiting the foregoing sentence, no Member who is not an employee or officer or Controlling shareholder of a Group Company shall be required to make any representations or warranties other than with respect to itself (including due authorization, title to shares, enforceability of applicable agreements, and similar representations and warranties). For purpose of this Article 120, “Per Share Price of the Company” shall mean the quotient of the equity valuation of the Company under such transaction divided by the total number of Shares on a fully-diluted and As-Converted Basis including then issued and outstanding Shares as well as any outstanding options, warrants or other convertible securities of the Company.

121.

In the event that any Member fails for any reason to take any of the foregoing actions under Article 120 following the Drag Notice, such Member shall be obligated to follow the rules set out in the Section 4.2 of the Right of First Refusal and Co-Sale Agreement.

122.

None of the transfer restrictions set forth in the Right of First Refusal and Co-Sale Agreement shall apply in connection with an Approved Sale, anything in the Right of First Refusal and Co-Sale Agreement to the contrary notwithstanding.